As filed with the Securities and Exchange Commission on October 3, 2022

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_____________________________________

Cazoo Group Ltd

(Exact Name of Registrant as specified in its charter)

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Cayman Islands	5500	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

41 Chalton Street
London, NW1 1JD, United Kingdom
+44 20 3901 3488

(Address and telephone number of Registrant’s principal executive offices)

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Puglisi & Associates
850 Library Avenue, Suite 204
Newark, DE 19711
(302) 738-6680
(Name, address and telephone number of agent for service)

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Copies to:

Valerie Ford Jacob, Esq. Michael Levitt, Esq. Freshfields Bruckhaus Deringer US LLP 601 Lexington Avenue New York, NY 10022 (212) 277-4000

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Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

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†        The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling securityholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated OCTOBER 3, 2022

PRELIMINARY PROSPECTUS

Cazoo Group Ltd

Primary Offering of
41,254,566 Class A Shares

Secondary Offering of
431,276,296 Class A Shares and
21,129,818 Warrants to Purchase Class A Shares

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This prospectus relates to the issuance from time to time by us of up to 41,254,566 of our Class A Shares, par value $0.0001 per share (the “Class A Shares”), including (i) 20,124,748 Class A Shares issuable upon the exercise of our public warrants (the “public warrants”), each whole warrant exercisable for one Class A Share at an exercise price of $11.50 per share, and, (ii) 21,129,818 Class A Shares issuable upon the exercise of our private warrants (the “private warrants” and, collectively with the public warrants, the “Warrants”), each whole warrant exercisable for one Class A Share at an exercise price of $11.50 per share.

This prospectus also relates to the offer and sale from time to time by the selling securityholders named in this prospectus or their permitted transferees (collectively, the “selling securityholders”) of up to 431,276,296 Class A Shares and up to 21,129,818 private warrants to purchase our Class A Shares. This prospectus covers any additional securities that may become issuable by reason of share splits, share dividends and other events described therein.

The Class A Shares covered by this prospectus that may be offered and sold by the selling securityholders include (i) 205,207,643 Class A Shares issued to certain former shareholders of Cazoo Holdings Limited, a private limited company organized under the law of England and Wales (“Cazoo Holdings”), at the closing of the business combination among Cazoo Holdings, Ajax I and the Company (the “Transaction”), (ii) 8,944,343 Class A Shares issued at the closing of the Transaction held by Ajax I Holdings, LLC, a Delaware limited company (the “Sponsor”), (iii) 48,453,508 Class A Shares beneficially owned by a number of subscribers purchased from us, for a purchase price of $10.00 per share, pursuant to separate subscription agreements, (iv) 21,129,818 Class A Shares issuable upon the exercise of the 21,129,818 private warrants and (v) 147,540,984 Class A shares issuable upon conversion of the 2.00% Convertible Senior Notes due 2027 (the “Convertible Notes”).

We are registering the offer and sale of these securities to satisfy certain registration rights we have granted. The selling securityholders may offer all or part of the securities for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. These securities are being registered to permit the selling securityholders to sell securities from time to time, in amounts, at prices and on terms determined at the time of offering. The selling securityholders may sell or distribute these securities through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled “Plan of Distribution” herein. In connection with any sales of Class A Shares offered hereunder, the selling securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). If our Class A Shares are sold through underwriters or broker-dealers, the selling securityholder will be responsible for underwriting discounts or commissions or agent’s commissions.

We are registering these securities for resale by the selling securityholders named in this prospectus, or their transferees, pledgees, distributees, donees, assignees or other successors-in-interest that receive any of the shares as a gift, distribution, or other non-sale related transfer.

All of the Class A Shares, Warrants (including shares underlying such Warrants) and Class A Shares underlying the Convertible Notes offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from these sales. We will receive up to an aggregate of $474,427,509 from the exercise of the Warrants, assuming the exercise in full of all the Warrants for cash. If the Warrants are exercised pursuant to a cashless exercise feature we will not receive any cash from these exercises. We expect to use the net proceeds from the exercise of the Warrants, if any, for general corporate purposes.

We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section entitled “Plan of Distribution.”

Our Class A Shares and Warrants are currently listed on the New York Stock Exchange under the symbols “CZOO” and “CZOO WS,” respectively. On September 30, 2022, the last reported sale price of our Class A Shares and Warrants as reported on the New York Stock Exchange was $0.46 per Class A Share and $0.0535 per Warrant.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act of 2012 and, as such, are subject to reduced public company reporting requirements. We are also a “foreign private issuer” and report under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies.

Our principal executive offices are located at 41 Chalton Street, London, NW1 1JD, United Kingdom.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of material risks of investing in our securities in “Risk Factors” beginning on page 6 of this prospectus and the other information included or incorporated by reference in the prospectus and the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated            , 2022

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the selling securityholders have authorized anyone to provide you with different information. Neither we nor the selling securityholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the respective dates of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the United States Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. The selling securityholders named in this prospectus may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus includes important information about us, the Class A Shares being issued by us, the securities being offered by the selling securityholders and other information you should know before investing. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in that particular prospectus supplement. This prospectus does not contain all of the information provided in the registration statement that we filed with the SEC.

References to “U.S.$,” “U.S. Dollars”, “USD” and “$” in this prospectus are to United States dollars, the legal currency of the United States. References to “Pound(s) Sterling,” “GBP” and “£” in this prospectus are to the legal currency of the United Kingdom. Any discrepancies in any table between totals and sums of the amounts listed are due to rounding. Certain amounts and percentages have been rounded; consequently, certain figures may add up to be more or less than the total amount and certain percentages may add up to be more or less than 100% due to rounding. In particular and without limitation, amounts expressed in millions contained in this prospectus have been rounded to a single decimal place for the convenience of readers.

Information on the website of Cazoo is not included or incorporated by reference in the registration statement of which this prospectus forms a part.

To the extent required, we and the selling securityholders, as applicable, will deliver a prospectus supplement with this prospectus to update the information contained in this prospectus. The prospectus supplement may also add, update or change information included in this prospectus. You should read both this prospectus and any applicable prospectus supplement, together with additional information described below under the captions “Where You Can Find More Information” and “Documents Incorporated by Reference.”

No offer of these securities will be made in any jurisdiction where the offer is not permitted.

FREQUENTLY USED TERMS

Unless otherwise indicated and unless the context otherwise requires, “we,” “us,” “our” or the “Company” refers to Cazoo Group Ltd, a Cayman Islands exempted company, and its subsidiaries subsequent to the Transaction and to Capri Listco prior to the closing of the Transaction. Unless otherwise indicated and unless the context otherwise requires, “Cazoo” refers to Cazoo Group Ltd and its subsidiaries subsequent to the Transaction and Cazoo Holdings Limited and its subsidiaries prior to the closing of the Transaction.

Unless otherwise stated in this prospectus, reference to:

•        “affiliate” means, with respect to any specified person, any person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified person, through one or more intermediaries or otherwise.

•        “Ajax” means Ajax I, a Cayman Islands exempted company.

•        “Articles” means the amended and restated memorandum and articles of association of the Company.

•        “Business Realignment Plan” means the business realignment plan we announced on June 7, 2022, which is designed to de-risk our path to profitability and to maximize our liquidity by right-sizing the business and conserving cash in the short-term, and by focusing on delivering improved and sustainable profit margins.

•        “Board” means our board of directors.

•        “Business Combination Agreement” means the Business Combination Agreement, dated as of March 29, 2021, as amended by the First Amendment thereto, dated as of May 14, 2021, by and among Ajax I, Capri Listco and Cazoo.

•        “Cazana” means UK Vehicle Limited.

•        “Cazoo Holdings” means Cazoo Holdings Limited, a private limited company organized under the law of England and Wales.

•        “Cazoo Shareholders” means the holders of Cazoo Shares.

•        “Cazoo Shares” means the issued and outstanding shares of Cazoo Holdings as of the Closing.

•        “Class A Shares” means the Cazoo Class A ordinary shares, par value $0.0001.

•        “Class B Shares” means the Cazoo Class B ordinary shares, par value $0.0001.

•        “Class C Shares” means the Cazoo Class C ordinary shares, par value $0.0001.

•        “Closing” means the closing of the Transaction.

•        “Closing Date” means the date of closing of the Transaction, which was August 26, 2021.

•        “Code” means the Internal Revenue Code of 1986, as amended.

•        “Companies Act” means the Companies Act (As Revised) of the Cayman Islands as the same may be amended from time to time.

•        “Continental” means Continental Stock Transfer & Trust Company.

•        “Convertible Notes” means the Company’s 2.00% Convertible Senior Notes due 2027.

•        “DMGT” means Daily Mail and General Trust plc.

•        “Equiniti” means Equiniti Trust Company.

•        “EU” means the European Union.

•        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

•        “GAAP” means United States generally accepted accounting principles, consistently applied.

•        “Indenture” means the Indenture, dated as of February 16, 2022 by and between the Company and U.S. Bank Trust Company, National Association as trustee.

•        “Investor Rights Agreement” means the Investor Rights Agreement, dated as of the Closing Date, by and among Cazoo, the Sponsor and the other investors party thereto.

•        “JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

•        “Listco” means Capri Listco, a Cayman Islands exempted company.

•        “Merger” means the merger of Ajax with and into Listco, with Listco continuing as the surviving entity.

•        “NYSE” means the New York Stock Exchange.

•        “Ordinary Shares” means the Class A Shares together with the Class B Shares and Class C Shares.

•        “PIPE Investment” means the sale of 80,000,000 PIPE Shares to the PIPE Investors, for a purchase price of $10.00 per share and an aggregate purchase price of $800,000,000, in a private placement.

•        “PIPE Investors” means those certain investors that entered into subscription agreements in relation to the PIPE Investment.

•        “PIPE Shares” means an aggregate of 80,000,000 Class A Shares issued to PIPE Investors in the PIPE Investment.

•        “private warrants” means the Cazoo warrants issued in exchange for the Ajax private placement warrants.

•        “private placement warrants” means the warrants entitling their holders to purchase Ajax Class A ordinary shares, par value $0.0001 per share, at an exercise price of $11.50 per share, subject to adjustment, initially sold by Ajax to the Sponsor.

•        “public warrants” means the Cazoo warrants issued in exchange for the Ajax public warrants.

•        “Reorganization” means, collectively, (a) the transfer by MaplesFS Limited, as the sole shareholder of Listco, to Ajax of all of the issued and outstanding equity securities of Listco, as a result of which Listco became a wholly-owned subsidiary of Ajax, (b) the adoption by Ajax, as the sole shareholder of Listco, of the Articles (to take effect as of the Closing), and (c) the Merger.

•        “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

•        “SEC” means the United States Securities and Exchange Commission.

•        “Securities Act” means the Securities Act of 1933, as amended.

•        “Sponsor” means Ajax I Holdings, LLC, a Delaware limited liability company.

•        “Transaction” means the transactions contemplated by the Business Combination Agreement.

•        “UK” means the United Kingdom.

•        “Unit” means a unit of the Company consisting of (a) one Class A Share and (b) one-fourth of one redeemable Warrant.

•        “Warrant” means a redeemable warrant exercisable to purchase one Class A Share for $11.50 per share and includes the public warrants and the private warrants.

•        “Warrant Agreement” means that certain Warrant Agreement, dated as of October 27, 2020, between Ajax and Continental, as amended by the Amendment to and Assignment of Warrant Agreement, dated as of August 23, 2021, by and among Ajax, the Company, Continental and Equiniti.

•        “$” or “U.S.$” or “USD” or “U.S. Dollar” means the lawful currency of the United States of America.

•        “£” or “GBP” or “Pound(s) Sterling” means the lawful currency of the United Kingdom.

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PROSPECTUS SUMMARY

This summary highlights selected information and does not contain all of the information you should consider before investing in our securities. This summary is qualified in its entirety by the more detailed information included in or incorporated by reference into this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, any applicable prospectus supplement and the documents referred to in “Where You Can Find More Information” and “Documents Incorporated by Reference.” Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See “Forward-Looking Statements” for more information.

Overview

We are an online car retailer aiming to transform the car buying and selling experience in the UK by allowing consumers to purchase, finance or subscribe to a car entirely online, for either delivery or collection. We seek to make buying or selling a car as seamless as buying or selling any other product online by providing improved selection, transparency, quality and convenience. Since our launch in the UK in December 2019, we have sold more than 80,000 cars to customers across the UK as of July 31, 2022.

We are highly data-driven and use proprietary data and algorithms to both purchase vehicles and to price them for sale. We had 7,455 cars available for sale in the UK as of June 30, 2022, ranging from SUVs to hatchbacks, and including a wide range of electric and hybrid vehicles. We purchase the cars we believe are best suited for our customers and platform. Our purchasing strategy is led by consumer desirability. We use a data-driven approach, derived from a mix of our first party data (our website searches and intent to buy, sales volume, days to sale) and third-party data sources, to determine which cars to purchase. Our main objective is to ensure we have a wide breadth and balanced inventory based on consumer demand. We have enhanced our data team and capabilities with the acquisition of Cazana in the third quarter of 2021. We do not specialize in cars made by certain manufacturers and purchase decisions are not influenced by incentives provided by manufacturers or other third-parties. Each of our cars undergoes an inspection and is reconditioned to a high standard at our vehicle preparation centers before being offered for sale. Buyers can view high quality, 360-degree images as well as a car’s features and history on our website.

We offer all standard forms of car financing, as well as the purchase of any part-exchanges (customer vehicles exchanged as partial payment for a Cazoo car) at the time of delivery or collection for added convenience. Every Cazoo car comes with a seven-day money-back guarantee in place of the test-drive consumers would typically have prior to a traditional car purchase. If a customer chooses to return their car during the seven-day period, we will collect it for free. In the UK, each car also comes with a seven-day free insurance policy and a free comprehensive 90-day warranty, including roadside assistance.

In July 2021 we also began purchasing cars directly from consumers outside of part-exchanges. The new service gives sellers an offer within seconds that is guaranteed for seven days. Customers can either opt to have their car picked up from their home or drop the car off at their nearest Cazoo Customer Center with payment made directly to the seller’s bank account on the same day.

Since our launch in December 2019, our revenues have grown rapidly, amounting to £627.9 million for the six months ended June 30, 2022, an increase of 153% year-on-year.

Our strategy is to grow organically and to opportunistically review further acquisitions where they meet our strategic goals. As we evaluate suitable acquisition targets, we conduct due diligence and enter into non-binding letters of intent with possible targets, some of which may be material. In the past, we have utilized either a mix of cash and equity or all cash to acquire our targets and expect to continue to use either cash or equity, or both, in the future. In the near term, we do not expect to undertake acquisitions inconsistent with the cash-preservation focus of our Business Realignment Plan announced in June 2022 (the “Business Realignment Plan”) and the recently completed strategic review of our operations in mainland Europe discussed below.

On August 2, 2022, we announced that we were conducting a strategic review of our business in mainland Europe, with the aim of further preserving cash and positioning us to achieve profitability without the need for further external capital. On September 8, 2022, we announced the conclusion of its strategic review. Following a review of a range of strategic options, we concluded that we would focus exclusively on our core opportunity in the UK.

The plan to withdraw from the EU is based on the material further investment that would be required for us to continue to scale our operations in the EU and the conflict this has with our priorities of cash conservation and achieving profitability without the need for additional capital. As a result, we have commenced an orderly wind down of its operations in Germany and Spain and are in consultation with its employee representatives in France and Italy. We will facilitate a structured closure for our customers, employees and suppliers and have notified the relevant employee representatives and unions in each market.

The Transaction

On March 29, 2021, Ajax I, a Cayman Islands exempted company (“Ajax”), Cazoo Holdings Limited, a private limited company organized under the law of England and Wales (“Cazoo”) and Capri Listco, a Cayman Islands exempted company (“Listco”), entered into the Business Combination Agreement, as amended by the First Amendment thereto, dated as of May 14, 2021 (the “Business Combination Agreement,” and the transactions contemplated thereby, the “Transaction”) which, among other things, provided that (i) Ajax would merge with and into Listco, with Listco continuing as the surviving company, (ii) Listco would acquire all of the issued and outstanding shares of Cazoo via exchange for a combination of shares of Listco and cash consideration and (iii) Listco would become tax resident in the United Kingdom following the consummation of the Transaction.

Pursuant to the Business Combination Agreement, (a) on August 23, 2021 (the “Listco Closing Date”), MaplesFS Limited, a company incorporated under the laws of the Cayman Islands, as the sole shareholder of Listco (“MaplesFS Limited”), transferred to Ajax all of the issued and outstanding equity securities of Listco and, as a result of such transfer, Listco became a wholly-owned subsidiary of Ajax, (b) Ajax, as the sole shareholder of Listco, adopted Listco’s amended and restated memorandum and articles of association (the “Articles”) (which became effective as of the closing of the Transaction on August 26, 2021 (the “Closing”)) and (c) on August 24, 2021, Ajax merged with and into Listco, with Listco continuing as the surviving entity (the “Merger” and, together with the other transactions contemplated by the foregoing, the “Reorganization”). At the Closing, pursuant to the Business Combination Agreement, and subject to the terms and conditions therein, Listco acquired all of the issued and outstanding shares of Cazoo (the “Cazoo Shares”) from the holders thereof (the “Cazoo Shareholders”).

In connection with the Merger, each Ajax unit (an “Ajax Unit”) (consisting of one Ajax Class A ordinary share, par value $0.0001 per share (an “Ajax Class A Share”), and one-fourth of one redeemable warrant of Ajax, each whole warrant exercisable to purchase one Ajax Class A Share for $11.50 per share (an “Ajax Warrant”)), Ajax Class A Share, Ajax Class B ordinary share, par value $0.0001 per share (an “Ajax Class B Share” and, together with the Ajax Class A Shares, the “Ajax Ordinary Shares”), and Ajax Warrant issued and outstanding immediately prior to the Merger was cancelled in exchange for one Listco unit (a “Unit”) (consisting of one Class A ordinary share, par value $0.0001 per share (a “Class A Share”), and one-fourth of one redeemable warrant of Listco, each whole warrant exercisable to purchase one Class A Share for $11.50 per share (a “Warrant”)), Class A Share, Class B ordinary share, par value $0.0001 per share (a “Class B Share”), and Warrant, respectively. Effective as of the Closing, (a) the issued and outstanding Class B Shares converted automatically on a one-for-one basis into Class A Shares, and (b) each issued and outstanding Unit automatically separated into its component parts.

Upon Closing, the Company acquired the Cazoo Shares for a combination of 640,924,026 Class C ordinary shares, par value $0.0001 per share (the “Class C Shares” and, together with the Class A Shares and the Class B Shares, the “Ordinary Shares”), and aggregate cash consideration of approximately $77,216,042. On February 26, 2022, the Class C Shares automatically converted into Class A Shares on a one-for-one basis in accordance with the Articles.

Concurrently with the execution and delivery of the Business Combination Agreement, Listco, Ajax and certain investors, including Ajax’s sponsor, Ajax I Holdings, LLC (the “Sponsor”), and Ajax’s directors and officers (collectively, the “PIPE Investors”), entered into Subscription Agreements, pursuant to which, the PIPE Investors purchased, concurrently with the closing of the Transaction, in the aggregate, 80,000,000 Class A Shares for $10.00 per share, for an aggregate purchase price of $800,000,000 (the “PIPE Investment”).

Upon consummation of the Transaction, shareholders of Ajax and Cazoo became shareholders of Listco, and Listco changed its name to “Cazoo Group Ltd.” Upon consummation of the Transaction the Class A Shares and Warrants became listed on the NYSE under the symbols “CZOO” and “CZOO WS,” respectively.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our Class A Shares and Warrants and the prices of our Class A Shares and Warrants may be more volatile. We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Transaction, (b) in which we have total annual gross revenues of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A Shares that are held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; or (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

Foreign Private Issuer Status

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, as such, generally are permitted to follow the corporate governance practices of our home country, the Cayman Islands, in lieu of the corporate governance standards of the NYSE applicable to U.S. domestic companies. For example, we are not required to have a majority of the board consisting of independent directors nor have a compensation committee or a nominating and corporate governance committee consisting entirely of independent directors. We may continue to follow our home country’s corporate governance practices as long as we remain a foreign private issuer. As a result, you may not have the same protection afforded to shareholders of U.S. domestic companies that are subject to the NYSE corporate governance requirements applicable to U.S. domestic companies. As a foreign private issuer, we are also subject to reduced disclosure requirements and are exempt from certain provisions of the U.S. securities rules and regulations applicable to U.S. domestic issuers such as the rules regulating solicitation of proxies and certain insider reporting and short-swing profit rules.

Summary Risk Factors

Investing in our securities entails a high degree of risk as more fully described in the “Risk Factors” section of this prospectus beginning on page 6 and in our Reports on Form 6-K, filed with the SEC on June 9, 2022 and September 8, 2022. You should carefully consider such risks before deciding to invest in our securities.

Corporate Information

Cazoo Group Ltd was incorporated under the laws of the Cayman Islands on March 24, 2021 solely for the purpose of effectuating the Transaction, which was consummated on August 26, 2021, at which time we became a public company.

Our registered office is located at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Our principal executive office is located at 41 Chalton Street, London, NW1 1JD, United Kingdom, and our telephone number is +44 20 3901 3488. Our agent for service of process in the United States is Puglisi & Associates located at 850 Library Avenue, Suite 204, Newark, DE 19711.

Our principal website address is https://www.cazoo.co.uk/. The information contained on our website does not form a part of, and is not incorporated by reference into, this prospectus.

Summary Terms of the Offering

The summary below describes the principal terms of this offering. The “Description of Securities” section of this prospectus contains a more detailed description of our Class A Shares and Warrants.

Shares issuable by us upon exercise of Warrants	41,254,566 Class A Shares.
Class A Shares that may be offered and sold from time to time by the selling securityholders

Up to 431,276,296 Class A Shares, including (i) up to 21,129,818 Class A Shares issuable upon exercise of the Warrants, and (ii) up to 147,540,984 Class A Shares issuable upon exercise of the Convertible Notes.

Private Warrants that may be offered and sold from time to time by the selling securityholders	21,129,818 private warrants.
Terms of Warrants	Each Warrant entitles the registered holder to purchase one Class A Share at a price of $11.50 per share. The public warrants expire on August 26, 2026 at 5:00 p.m., New York City time.
Offering prices

The securities offered by this prospectus may be offered and sold at prevailing market prices, privately negotiated prices or such other prices as the selling securityholders may determine. See “Plan of Distribution.”

Class A Shares issued and outstanding prior to any exercise of Warrants or conversion of Convertible Notes	763,214,621 Class A Shares (as of September 27, 2022).
Class A Shares to be issued and outstanding assuming exercise of all Warrants and conversion of all Convertible Notes	952,010,171 Class A Shares.
Dividend policy

We have not paid any cash dividends on our Class A Shares to date and do not intend to pay cash dividends for the foreseeable future. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our Board at such time. See “Dividend Policy.”

Use of proceeds

All of the Class A Shares and Warrants (including shares underlying such Warrants) offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from these sales. We will receive up to an aggregate of $474,427,509 from the exercise of the Warrants, assuming the exercise in full of all the Warrants for cash. If the Warrants are exercised pursuant to a cashless exercise feature, we will not receive any cash from these exercises. Our management will have broad discretion over the use of proceeds from the exercise of the Warrants. See “Use of Proceeds.”

Market for our Class A Shares and Warrants	Our Class A Shares and Warrants are listed on the New York Stock Exchange under the symbols CZOO and CZOO WS, respectively.
Risk factors

Investing in our securities involves substantial risks. See “Risk Factors” beginning on page 6 of this prospectus, and the risk factors disclosed in our Reports on Form 6-K, filed with the SEC on June 9, 2022 and September 8, 2022, under the heading “Risk Factors,” and other documents incorporated by reference herein, for a description of certain of the risks you should consider before investing in our Class A Shares or Warrants.

RISK FACTORS

An investment in our securities carries a significant degree of risk. Before you decide to purchase our securities, you should carefully consider all risk factors set forth in the applicable prospectus supplement and the documents incorporated by reference in this prospectus, including the factors discussed under the heading “Risk Factors” in our Reports on Form 6-K, filed with the SEC on June 9, 2022 and September 8, 2022, or any updates in our reports on Form 6-K, which may be amended, supplemented or superseded from time to time by the other reports we file with the SEC in the future or by information in the applicable prospectus supplement. See “Documents Incorporated by Reference.” These risk factors are not exhaustive, and investors are encouraged to perform their own investigation with respect to our business, financial condition and prospects. You should carefully consider the following risk factors in addition to the other information included in this prospectus, including matters addressed in the section entitled “Forward-Looking Statements.” We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business or financial condition. The risk factors should be read in conjunction with our financial statements and notes to the financial statements incorporated by reference herein. If any of these risks actually occur, our business, financial condition, results of operations or prospects could be materially affected. As a result, the trading prices of our securities could decline and you could lose part or all of your investment.

FORWARD-LOOKING STATEMENTS

Some of the statements herein constitute forward-looking statements as defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that do not directly or exclusively relate to historical facts. You should not place undue reliance on such statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements are often, but not always, made through the use of words or phrases such as “believe,” “anticipate,” “could,” “may,” “would,” “should,” “intend,” “plan,” “potential,” “predict,” “forecast,” “will,” “expect,” “budget,” “contemplate,” “believe,” “estimate,” “continue,” “project,” “positioned,” “strategy,” “outlook” and similar expressions. You should read statements that contain these words carefully because they:

•        discuss future expectations;

•        contain projections of future results of operations or financial condition; or

•        state other “forward-looking” information.

All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. We believe it is important to communicate our expectations to our security holders. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors and cautionary language discussed in this registration statement provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by us in such forward-looking statements, including among other things:

•        the implementation of and expected benefits from our Business Realignment Plan, the winddown of operations in mainland Europe and other cost-saving initiatives;

•        realizing the benefits expected from the Transaction;

•        achieving the expected revenue growth and effectively managing growth;

•        executing Cazoo’s growth strategy in the UK;

•        achieving and maintaining profitability in the future;

•        global inflation and cost increases for labor, fuel, materials and services;

•        geopolitical and macroeconomic conditions and their impact on prices for goods and services and on consumer discretionary spending;

•        having access to suitable and sufficient vehicle inventory for resale to customers and reconditioning and selling inventory expeditiously and efficiently;

•        availability of credit for vehicle financing and the affordability of interest rates;

•        increasing Cazoo’s service offerings and price optimization;

•        effectively promoting Cazoo’s brand and increasing brand awareness;

•        expanding Cazoo’s product offerings and introducing additional products and services;

•        enhancing future operating and financial results;

•        acquiring and integrating other companies;

•        acquiring and protecting intellectual property;

•        attracting, training and retaining key personnel;

•        complying with laws and regulations applicable to Cazoo’s business; and

•        successfully deploying the proceeds from the Transaction and the issuance of $630 million of convertible notes to an investor group led by Viking Global Investors.

These and other risks and uncertainties set forth in the sections entitled “Risk Factors” and “Forward-Looking Statements” in our Reports on Form 6-K filed with the SEC on June 9, 2022 and September 8, 2022, and in subsequent filings with the SEC could cause our actual results to differ materially from those implied by the forward-looking statements contained in this prospectus and the documents incorporated by reference into this prospectus.

All forward-looking statements included or incorporated by reference herein attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

All of the Class A Shares and Warrants (including shares underlying such warrants) offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from these sales. We will receive up to an aggregate of approximately $474,427,509 from the exercise of Warrants, assuming the exercise in full of all the Warrants for cash. If any of the Warrants are exercised pursuant to a cashless exercise feature, we will not receive any cash from the exercise of these exercises. We expect to use the net proceeds from the exercise of the Warrants, if any, for general corporate purposes. Our management will have broad discretion over the use of proceeds from the exercise of the Warrants.

There is no assurance that the holders of the Warrants will elect to exercise any or all of the Warrants. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.

We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section entitled “Plan of Distribution.”

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our unaudited capitalization and indebtedness as of June 30, 2022.

The data in the table is derived from, and should be read in conjunction with, our historical financial statements, including the accompanying notes, incorporated by reference into this registration statement.

As of June 30, 2022
£ in thousands
Cash and cash equivalents	401,198
Loans and borrowings (current)(1)	221,746
Loans and borrowings (non-current)(1)	62,814
Convertible notes and embedded derivative (current)	1,299
Convertible notes and embedded derivative (non-current)	358,361
Total debt	644,220

Share capital	55
Share premium	925,637
Merger reserve	420,834
Retained earnings	(825,503)
Foreign currency translation reserve	2,454
Total equity	523,477

Total capitalization	1,167,697

____________

(1)      Loans and borrowings (current and non-current) consists of stocking loans and facilities used to finance subscription vehicles.

Dividend Policy

We have not paid any cash dividends on our Class A Shares to date and do not intend to pay cash dividends for the foreseeable future. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our Board at such time.

DESCRIPTION OF SECURITIES

The following is a description of material terms of, and is qualified in its entirety by, our Articles.

The following description of the material terms of our share capital includes a summary of specified provisions of the Articles. This description is qualified by reference to our Articles.

We are a Cayman Islands exempted company and our affairs are governed by the Articles, the Companies Act and the common law of the Cayman Islands. Pursuant to the Articles, we are authorized to issue 2,200,000,000 Class A Shares, 50,000,000 Class B Shares, 1,000,000,000 Class C Shares and 5,000,000 preference shares, par value of U.S.$0.0001 each.

As of September 27, 2022 we had 763,214,621 Class A Shares issued and outstanding.

Ordinary Shares

Holders of Class A Shares are entitled to one vote for each share held of record on all matters to be voted on by members.

There is no cumulative voting with respect to the election of directors.

Conversion of Class C Shares

The Class C Shares automatically converted on a one-for-one basis into Class A Shares on February 26, 2022. This conversion was effected by means of the re-designation of each relevant Class C Share as a Class A Share.

Preference Shares

The Board is authorized to issue preference shares from time to time in one or more series without member approval. The Board has the discretion under the Articles to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of our authorized but unissued undesignated shares, and the Board may issue those shares in series of preference shares, without any further member approval. The rights with respect to a series of preference shares may be greater than the rights attached to the Ordinary Shares. It is not possible to state the actual effect of the issuance of any preference shares on the rights of holders of Ordinary Shares until the Board determines the specific rights attached to any preference shares so issued. The effect of issuing preference shares could include, among other things, one or more of the following:

•        Restricting dividends in respect of the Ordinary Shares;

•        Diluting the voting power of the Ordinary Shares or providing that holders of preference shares have the right to vote on matters as a class;

•        Impairing the liquidation rights of the Ordinary Shares; or

•        Delaying or preventing a change of control of Cazoo.

As of September 27, 2022, there were no preference shares outstanding, and we have no present plans to designate the rights of or to issue any preference shares.

Dividend Rights

Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of the Board.

Variation of Rights

Under the Articles, if the share capital is divided into more than one class of shares, the rights attached to any such class may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued shares of that class where such variation is considered by the directors not to have a material and adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued shares of that class or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Transfer of Shares

Members may transfer all or any of the member’s Ordinary Shares in compliance with the rules and regulations of the NYSE, the SEC and any other competent regulatory authority or as permitted by applicable law.

The Board may in its absolute discretion decline to register a transfer of Ordinary Shares which are not fully paid up or on which the Company has a lien or issued under any share incentive scheme for employees upon which a transfer restriction imposed still exists. The Board may, but is not required to, decline to register a transfer of any Ordinary Shares unless certain requirements are met.

Any attempted transfer that is not a permitted transfer as described above will be null and void.

Liquidation

On a winding-up or other return of capital, subject to any special rights attaching to any other class of shares, holders of Ordinary Shares will be entitled to participate in any assets available for distribution in proportion to their shareholdings.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Articles permit indemnification of officers and directors for any liability, action, proceeding, claim, demand, costs damages or expenses, including legal expenses, incurred in their capacities as such unless such liability (if any) arises from actual fraud, willful neglect or willful default, as determined by a court of competent jurisdiction in a final non-appealable order. In addition, we have entered into indemnification agreements with our directors and senior executive officers that provide such persons with additional indemnification beyond that provided in the Articles.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Certain Anti-Takeover Provisions in the Articles

Certain provisions in the Articles may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a member might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the Ordinary Shares. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with the Board.

Ordinary Shares

The authorized but unissued Ordinary Shares will be available for future issuance by the Board on such terms as the Board may determine, subject to any limitations in the Articles. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued Ordinary Shares could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger, amalgamation, scheme of arrangement or otherwise.

Preference Shares

Preference shares could be issued quickly with terms calculated to delay or prevent a change in control of the Company or make removal of management more difficult. If the Board decides to issue these preference shares, the price of Ordinary Shares may fall and the voting and other rights of the holders of Ordinary Shares may be materially adversely affected. Pursuant to the Articles, preference shares may be issued by us from time to time, and the Board is authorized (without any requirement for further member action) to determine the rights, preferences, powers, qualifications, limitations and restrictions attaching to those shares (and any further undesignated shares which may be authorized by our members).

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under the Articles for a proper purpose and for what they believe in good faith to be in the best interests of the Company.

Classified Board

Our Board of Directors is comprised of nine directors. The Articles provide that, subject to the right of holders of any series of preference shares, our Board is divided into three classes of directors, as nearly equal in number as possible, and with the directors serving staggered three-year terms, with only one class of directors being elected at each annual general meeting. As a result, approximately one-third of the Board will be elected each year.

The classification of directors has the effect of making it more difficult for members to change the composition of the Board. The Articles provide for a board comprised of between five and nine directors, but in accordance with the Articles, the directors may increase or reduce the upper and lower limits of the number of directors.

Unanimous Action by Written Consent

The Articles provide that members may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each member who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Amendment of Governing Documents

As permitted by Cayman Islands law, the Articles may only be amended by a special resolution of the members.

Member Proposals and Director Nominations

A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act does not provide shareholders with rights to requisition a general meeting and does not provide shareholders with any right to put any proposal before a general meeting.

The Articles do not provide for the ability of members to nominate candidates for election as directors or to bring business before a meeting of shareholders.

General Meetings

The Companies Act does not provide members with rights to requisition a general meeting and does not provide member with any right to put any proposal before a general meeting. The Articles permit the Board or the chairperson of the Board to call general meetings. The Articles do not allow members to requisition a general meeting.

Cumulative Voting

Cumulative voting potentially facilitates the representation of minority members on a board of directors since it permits the minority member to cast all the votes to which the member is entitled on a single director, which increases the member’s voting power with respect to electing such director. As permitted under Cayman Islands law, the Articles do not provide for cumulative voting.

Transactions with Interested Members

Cayman Islands law has no statute that prohibits certain business combinations with an interested member. However, although Cayman Islands law does not regulate transactions between a company and its significant members, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority members. Any merger or consolidation of the Company with one (1) or more constituent companies shall require the approval of a special resolution (66⅔% of members at a general meeting where there is a quorum).

Dissolution; Winding Up

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an Ordinary Resolution (simple majority standard) of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Under the Articles, if the Company is wound up, the liquidator may distribute the assets available for distribution amongst the members in proportion to the par value of the Ordinary Shares held by them at the commencement of the winding up subject to a deduction from those Ordinary Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

Rights of Non-Resident or Foreign Members

There are no limitations imposed by the Articles on the rights of non-resident or foreign members to hold or exercise voting rights on the Company’s shares. In addition, there are no provisions in the Articles governing the ownership threshold above which member ownership must be disclosed.

Directors’ Power to Issue Shares

Subject to applicable law, the Board is empowered to issue or allot shares or grant options and warrants with or without preferred, deferred, or other rights or restrictions.

Inspection of Books and Records

Holders of shares have no general right under Cayman Islands law to inspect or obtain copies of the Company’s register of members or the Company’s corporate records.

Waiver of Certain Corporate Opportunities

The Articles provide for a waiver of the obligation to provide business opportunities to the Company for directors, members and affiliates of members, in each case, other than an officer (including any officer that is also a director, or a member or an affiliate of such member, as the case may be) (as more particularly described in the Articles). Notwithstanding that the waiver does not apply to any officer, officers are not restricted from engaging, directly or indirectly, in other business ventures of every type and description (other than any competing business, except to the extent permitted under the Articles). No officer shall be deemed to be engaging in a competing business if such activity is: (i) approved by a majority of disinterested directors, subject to applicable law, or (ii) with respect to any investment such officer has as of the date of effectiveness of the Articles, an investment in the greater of (A) up to an additional two and one half per cent (2.5%) or (B) seven and one half per cent (7.5%) in the aggregate of the capital stock of a competing business (in each case, so long as such officer does not participate in management activities or otherwise have the ability to influence or control such competing business). This is subject to applicable law.

Directors

Appointment of Directors

The Board is divided into three (3) classes designated as Class I, Class II and Class III, respectively with directors divided as nearly as possible into thirds among the classes. Subject to the Business Combination Agreement and the Investor Rights Agreement, directors are assigned to each class by the Board. At our 2023 annual general meeting, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three (3) years. At our 2024 annual general meeting, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three (3) years. At our 2025 annual general meeting, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three (3) years. At each succeeding annual general meeting, directors shall be elected for a full term of three (3) years to succeed the directors of the class whose terms expire at such annual general meeting. Directors hold office until the expiration of the director’s term, until a director’s successor has been duly elected and qualified or until such director’s earlier death, resignation or removal.

Directors are elected by a majority standard, which requires the number of votes cast for the person’s appointment to exceed the number of votes cast against the person’s appointment.

Any director may in writing appoint another person to be such director’s alternate, with the alternate having the authority to act in the director’s place at any meeting at which the appointing director is unable to be present. A director may, but is not required to, appoint another director to be an alternate.

Removal of Directors

Under the Articles, a director may be removed from office only for cause by special resolution of the Company. A director will also cease to be a director if he or she (i) becomes bankrupt or makes any arrangement or composition with such director’s creditors; (ii) is found to be or becomes of unsound mind; (iii) resigns the office of director by notice in writing to the company; (iv) absents himself or herself (for the avoidance of doubt, without being represented by an alternate) from three (3) consecutive meetings of the Board without special leave of absence from the Board, and the Board passes a resolution that he or she has by reason of such absence vacated office; or (v) is prohibited, by any applicable law or relevant code applicable to the listing of shares on the NYSE, from being a director.

Filling Vacancies on the Board

Vacancies on the Board may be filled by the majority of the directors then in office, even if less than a quorum, or by a sole remaining director (subject to the Companies Act, applicable law, or any rights of any preference shares).

A director appointed to fill a vacancy resulting from the death, resignation or removal of a director serves the remainder of the full term of the director whose death, resignation or removal created the vacancy and until his or her successor shall have been appointed and qualified.

During the period that the Sponsor and DMGT have the ability to designate directors, the Sponsor and DMGT have re-appointment rights if the director each of them appointed fails to be elected or their seat is otherwise vacated.

Directors’ Fiduciary Duties

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

•        duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

•        duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•        directors should not improperly fetter the exercise of future discretion;

•        duty to exercise powers fairly as between different sections of members;

•        duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

•        duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the members provided that there is full disclosure by the directors. This can be done by way of permission granted in the amended and restated memorandum and articles of association or alternatively by member approval at general meetings.

Meetings of Members

As a Cayman Islands exempted company, we are not obliged by law to call annual general meetings, however, pursuant to the Articles, directors are elected at annual general meetings and the NYSE requires an annual meeting.

Transfer Agent and Registrar

The transfer agent and registrar for the Class A Shares is Equiniti Trust Company.

Listing

Our Class A Shares and Warrants are currently listed on the New York Stock Exchange under the symbols “CZOO” and “CZOO WS,” respectively.

Warrants

Public Warrants

The following description of the Warrants contains only material information concerning such warrants and does not purport to be complete and is qualified in its entirety by reference to the Warrant Agreement filed as an exhibit to the registration statement of which this prospectus forms a part.

The terms of the Warrants are set forth in the Warrant Agreement, dated as October 27, 2020, between Ajax and Continental (the “Warrant Agreement”), as amended by the Amendment to and Assignment of Warrant Agreement, dated August 23, 2021, among Ajax, the Company, Continental and Equiniti, pursuant to which Equiniti succeeded Continental as warrant agent for the Warrants. Each Warrant currently entitles the holder thereof to purchase one Class A Share at price of $11.50 per share, subject to adjustment as discussed below. As of September 27, 2022, there were 41,254,566 Warrants outstanding, including 20,124,748 public warrants and 21,129,818 private warrants.

Exercisability

Each Warrant became exercisable to purchase one Class A Share at a price of $11.50 per share, at any time commencing on October 30, 2021, except as described below. Pursuant to the Warrant Agreement, a warrantholder may exercise its Warrants only for a whole number of Class A Shares. The public warrants will expire five years after the completion of the Transaction, at 5:00 p.m., New York City time, or earlier upon redemption.

We will not be obligated to deliver any Class A Shares pursuant to the exercise of a Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A Shares issuable upon exercise of the warrants is then effective and a current prospectus relating thereto is current, subject to us satisfying our obligations described below with respect to registration, or a valid exemption from registration is available, including in connection with a cashless exercise permitted as a result of a notice of redemption. No warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless.

Under the terms of the Warrant Agreement, we were obligated, as soon as practicable, but in no event later than 15 business days, after the closing of the Transaction, to use commercially reasonable efforts to file with the SEC a registration statement covering the issuance, under the Securities Act, of the Class A Shares issuable upon exercise of the Warrants. We are obligated to use commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Transaction and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the Warrant Agreement. Notwithstanding the above, if the Class A Shares are, at the time of any exercise of a Warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the Warrants for that number of Class A Shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Class A Shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.361. The “fair market value” as used in the preceding sentence shall mean the volume weighted average price of the Class A Shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of Warrants when the price per Class A Share equals or exceeds $18.00

Once the Warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the private warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrantholder; and

•        if, and only if, the last reported sale price of our Class A Shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrantholders (the “Reference Value”) equals or exceeds $18.00 per share (subject to adjustment as described below).

We will not redeem the Warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A Shares issuable upon exercise of the Warrants is then effective and a current prospectus relating to those Class A Shares is available throughout the 30-day redemption period. If and when the Warrants become redeemable, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the foregoing conditions are satisfied and the Company issues a notice of redemption of the Warrants, each warrantholder will be entitled to exercise his, her or its Warrant prior to the scheduled redemption date.

Redemption of Warrants when the price per Class A Share equals or exceeds $10.00

Once the Warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the private warrants):

•        in whole and not in part;

•        at $0.10 per Warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of the Class A Shares (as defined below) except as otherwise described below; and

•        if, and only if, the Reference Value equals or exceeds $10.00 per share (subject to adjustment as described below).

During the period beginning on the date the notice of redemption is given, holders may elect to exercise their Warrants on a cashless basis. The numbers in the table below represent the number of Class A Shares that a warrantholder will receive upon such cashless exercise in connection with a redemption by the Company pursuant to this redemption feature, based on the “fair market value” of the Class A Shares on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of the Class A Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrantholders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant or the exercise price of a Warrant is adjusted as set forth under the heading “— Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a Warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Warrant. If the exercise price of a Warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “— Anti-dilution Adjustments” below, and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a Warrant pursuant to such exercise price adjustment.

Redemption Date (period to expiration of Warrants)	Fair Market Value of Class A Shares
	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Class A Shares to be issued for each Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of the Class A Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Warrant is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 Class A Shares for each Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of the Class A Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 Class A Shares for each Warrant. In no event will the Warrants be exercisable in connection with this redemption feature for more than 0.361 Class A Shares per warrant (subject to adjustment). Finally, as reflected in the table above, if the Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by the Company pursuant to this redemption feature, since they will not be exercisable for any Class A Shares. No fractional Class A Shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of Class A Shares to be issued to the holder.

Redemption Procedures

A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the Class A Shares issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments

If the number of issued and outstanding Class A Shares is increased by a capitalization or share dividend payable in Class A Shares, or by a sub-division of Class A Shares or other similar event, then, on the effective date of such share capitalization, sub-division or similar event, the number of Class A Shares issuable on exercise of each Warrant will be increased in proportion to such increase in the issued and outstanding Class A Shares. A rights offering made to all or substantially all holders of Class A Shares entitling holders to purchase Class A Shares at a price less than the “historical fair market value” (as defined below) will be deemed a capitalization of a number of Class A Shares equal to the product of (1) the number of Class A Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Shares) multiplied by (2) one minus the quotient of (x) the price per Class A Share paid in such rights offering divided by (y) the historical fair market value. For these purposes, (1) if the rights offering is for securities convertible into or exercisable for Class A Shares, in determining the price payable for Class A Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) “historical fair market value” means the volume weighted average price of Class A Shares during the 10 trading day period ending on the trading day prior to the first date on which the Class A Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Warrants are outstanding and unexpired, pay to all or substantially all of the holders of Class A Shares a dividend or make a distribution in cash, securities or other assets to the holders of Class A Shares on account of such Class A Shares (or other securities into which the Warrants are convertible), other than (a) as described above, or (b) any cash dividends or cash distributions which, when combined on a per share basis, with all other cash dividends and cash distributions paid on the Class A Shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and other similar transactions) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Class A Share in respect of such event.

If the number of issued and outstanding Class A Shares is decreased by a consolidation, combination, or reclassification of Class A Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Class A Shares issuable on exercise of each Warrant will be decreased in proportion to such decrease in issued and outstanding Class A Shares.

Whenever the number of Class A Shares purchasable upon the exercise of the Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Class A Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of Class A Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the issued and outstanding Class A Shares (other than those described above or that solely affects the par value of such Class A Shares), or in the case of any merger or consolidation of the Company with or into another corporation (other than a merger or consolidation in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding Class A Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other of other property of the Company as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Class A Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares, stock or other equity securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such merger or consolidation, then the kind and amount of securities, cash or other assets for which each Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such merger or consolidation that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders, the holder of a Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrantholder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of Class A Shares in such a transaction is payable in the form of ordinary shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the warrant.

The terms of the Warrants are governed by the Warrant Agreement. The Warrant Agreement provides that (a) the terms of the Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correcting any mistake, including conforming the provisions of the Warrant Agreement to the description of the terms of the warrants and the Warrant Agreement set forth in the IPO prospectus, or defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the Warrants and (b) all other modifications or amendments require the vote or written consent of at least 65% of the then outstanding public warrants and, solely with respect to any amendment to the terms of the private warrants or any provision of the Warrant Agreement with respect to the private warrants, at least 65% of the then outstanding private warrants. The Warrant Agreement is filed as an exhibit to the registration statement of which this prospectus forms a part.

The warrantholders do not have the rights or privileges of holders of Ordinary Shares and any voting rights until they exercise their warrants and receive Class A Shares. After the issuance of Class A Shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Private Warrants

The private warrants (including the Class A Shares issuable upon exercise of the private warrants) are not transferable, assignable or salable until 30 days after the completion of the Transaction (subject to certain limited exceptions) and they are not redeemable by the Company so long as they are held by the Sponsor or its permitted transferees. The

Sponsor, or its permitted transferees, has the option to exercise the private warrants on a cashless basis and have certain registration rights with respect to such securities. The private warrants are identical to the public warrants except that, so long as they are held by the Sponsor or its permitted transferees: (1) they will not be redeemable by the Company; (2) they (including the Class A Shares issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of the Transaction; (3) they may be exercised by the holders on a cashless basis; (4) they (including the Class A Shares issuable upon exercise of these warrants) are entitled to registration rights and (5) they will not be exercisable more than seven years after the completion of the Transaction so long as they are held by the Sponsor or any of its permitted transferees. If the private warrants are held by holders other than the Sponsor or its permitted transferees, the private warrants will be redeemable by the Company in all redemption scenarios and exercisable by the holders on the same basis as the public warrants.

If holders of the private warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of Class A Shares equal to the quotient obtained by dividing (x) the product of the number of Class A Shares underlying the warrants, multiplied by the excess of the “historical fair market value” (defined below) less the exercise price of the warrants by (y) the historical fair market value. For these purposes, the “historical fair market value” shall mean the average last reported sale price of the Class A Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Enforceability of Civil Liability under Cayman Islands Law

We have been advised by Maples and Calder, our Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize, or enforce against us, judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the securities laws of the United States or any State, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Anti-Money Laundering — Cayman Islands

If any person in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (As Revised) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Act (As Revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection — Cayman Islands

We have certain duties under the Data Protection Act, (As Revised) of the Cayman Islands (the “Data Protection Act”) based on internationally accepted principles of data privacy.

Privacy Notice

Introduction

This privacy notice puts our members on notice that through your investment in us you will provide us with certain personal information which constitutes personal data within the meaning of the Data Protection Act (“personal data”). In the following discussion, the “company,” “us,” “our” and “we” refers to Cazoo Group Ltd and its affiliates and/or delegates, except where the context requires otherwise.

Investor Data

We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the Data Protection Act and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In our use of this personal data, we will be characterized as a “data controller” for the purposes of the Data Protection Act, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the Data Protection Act or may process personal information for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a member and/or any individuals connected with a member as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the member’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in the company, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How We May Use a Member’s Personal Data

We, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:

1.      where this is necessary for the performance of our rights and obligations under any purchase agreements;

2.      where this is necessary for compliance with a legal and regulatory obligation to which we are subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or

3.      where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.

Why We May Transfer Your Personal Data

In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

We anticipate disclosing personal data to persons who provide services to the company and their respective affiliates (which may include certain entities located outside the United States, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.

The Data Protection Measures We Take

Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the Data Protection Act.

We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

SELLING SECURITYHOLDERS

This prospectus relates to the possible resale by the selling securityholders of up to 431,276,296 Class A Shares, including (i) up to 21,129,818 Class A Shares issuable upon exercise of the private warrants, and (ii) up to 147,540,984 Class A Shares issuable upon exercise of the Convertible Notes, and up to 21,129,818 private warrants, held by our selling securityholders.

The selling securityholders may from time to time offer and sell any or all of the Class A Shares and private warrants set forth below pursuant to this prospectus. When we refer to the “selling securityholders” in this prospectus, we mean the persons listed in the table below (as such table may be amended from time to time by means of an amendment to the registration statement of which this prospectus forms a part or by a supplement to this prospectus), and any donees, pledgees, distributees, transferees or other successors-in-interest that acquire any of the securities covered by this prospectus after the date of this prospectus from the named selling securityholders as a gift, pledge, distribution or other non-sale related transfer.

The table below sets forth, as of the date of this prospectus, the name of the selling securityholders for which we are registering Class A Shares and private warrants for resale to the public, and the aggregate principal amount that the selling securityholders may offer pursuant to this prospectus. Percentage of ownership set forth in the table below is based on 763,214,621 Class A Shares and 21,129,818 private warrants outstanding on September 27, 2022. In accordance with SEC rules, individuals and entities below are shown as having beneficial ownership over shares they own or have the right to acquire within 60 days, as well as shares for which they have the right to vote or dispose of such shares. Also in accordance with SEC rules, for purposes of calculating percentages of beneficial ownership, shares which a person has the right to acquire within 60 days are included both in that person’s beneficial ownership as well as in the total number of shares issued and outstanding used to calculate that person’s percentage ownership but not for purposes of calculating the percentage for other persons. In some cases, the same Class A Shares are reflected more than once in the table below because more than one holder may be deemed the beneficial owner of the same Class A Shares.

We cannot advise you as to whether the selling securityholders will in fact sell any or all of such securities. In addition, the selling securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Class A Shares or private warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law.

Selling securityholder information for each additional selling securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such selling securityholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each selling securityholder and the number of Class A Shares and private warrants registered on its behalf. A selling securityholder may sell all, some or none of such securities in this offering. See “Plan of Distribution.”

Except as indicated by the footnotes below, we believe that the persons named below have sole voting and dispositive power with respect to all Class A Shares that they beneficially own. The shares owned by the persons named below do not have voting rights different from the shares owned by other holders.

	Class A Shares Beneficially Owned Prior to Offering		Private Warrants Beneficially Owned Prior to Offering		Number of Class A Shares Being Offered	Number of Private Warrants Being Offered	Class A Shares Beneficially Owned After the Offered Class A Shares are Sold		Private Warrants Beneficially Owned After the Offered Warrants are Sold
	Shares	Percent	Shares	Percent			Shares	Percent	Warrants	Percent
Ajax I Holdings, LLC(1)	30,074,161	3.8%	21,129,818	100%	30,074,161	21,129,818	—	—	—	—
ABeeC 2.0, LLC(2)	250,000	*	—	—	250,000	—	—	—	—	—
The Anne Wojcicki Foundation(3)	500,000	*	—	—	500,000	—	—	—	—	—
Chescaplq LLC(4)	1,812,500	*	—	—	1,500,000	—	312,500	*	—	—
D1 Capital Partners Master LP(5)	16,000,000	2.1%	—	—	16,000,000	—	—	—	—	—
D1 Master Holdco I LLC(6)	26,826,525	3.5%	—	—	26,826,525	—	—	—	—	—
Variable Insurance Products Fund III: VIP Balanced Portfolio – Information Technology Sub(7)	56,400	*	—	—	56,400	—	—	—	—	—
Fidelity Advisor Series I: Fidelity Advisor Balanced Fund – Information Technology Sub(7)	53,300	*	—	—	53,300	—	—	—	—	—
Fidelity Puritan Trust: Fidelity Balanced K6 Fund – Information Technology Sub-portfolio(7)	5,700	*	—	—	5,700	—	—	—	—	—
Fidelity Puritan Trust: Fidelity Balanced Fund – Information Technology Sub(7)	387,545	*	—	—	387,545	—	—	—	—	—
Fidelity Select Portfolios: Select Technology Portfolio(7)	144,100	*	—	—	144,100	—	—	—	—	—
Arleon LLC, a series of Virtru PE LLC, A Delaware Series LLC(8)	5,000,000	*	—	—	5,000,000	—	—	—	—	—
Tru Arrow Technology Partners I, LP(9)	2,000,000	*	—	—	2,000,000	—	—	—	—	—
Kwidnet Holdings LLC(10)	1,546,189	*	—	—	1,000,000	—	546,189	*	—	—
Saloniki Investments, LLC(11)	1,500,000	*	—	—	1,500,000	—	—	—	—	—
Luxor Gibraltar, LP – Series I(12)	57,358	*	—	—	57,358	—	—	—	—	—
Luxor Capital Partners Long Offshore Master Fund, LP(12)	10,726	*	—	—	10,726	—	—	—	—	—
Luxor Capital Partners Offshore Master Fund, LP(12)	439,638	*	—	—	439,638	—	—	—	—	—
Luxor Capital Partners, LP(12)	33,321	*	—	—	33,321	—	—	—	—	—
Luxor Wavefront, LP(12)	365,420	*	—	—	365,420	—	—	—	—	—
Marcho Partners Long Master Fund ICAV(13)	3,060,611	*	—	—	1,270,800	—	2,438,146	*	—	—
Marcho Partners Master Fund ICAV(13)	15,639,792	2.1%	—	—	6,229,200	—	9,988,876	1.3%	—	—
MIC Capital Partners (Public) Parallel Cayman, LP(15)	7,503,063	*	—	—	1,750,000	—	5,753,063	*	—	—
MIC Capital Management 38 RSC Ltd(16)	10,000,000	1.3%	—	—	10,000,000	—	—	—	—	—
Pelham Long/Short Master Fund Ltd(17)	7,849,724	1.0%	—	—	6,000,000	—	1,849,724	*	—	—
SWILUX SA(18)	35,134,110	4.6%	—	—	750,000	—	34,384,110	4.5%	—	—
M Steven Ells(19)	1,500,000	*	—	—	1,500,000	—	—	—	—	—
ASO GST Holdings, LLC(20)	100,000	*	—	—	100,000	—	—	—	—	—
AJO GST Holdings, LLC(21)	100,000	*	—	—	100,000	—	—	—	—	—
GST VII Holdings, LLC(22)	100,000	*	—	—	100,000	—	—	—	—	—
JADOFF Investments, LP(23)	3,200,000	*	—	—	3,200,000	—	—	—	—	—
JAO GST Holdings, LLC(24)	100,000	*	—	—	100,000	—	—	—	—	—
WCH 2021 Quad, LLC(25)	7,550,000	*	—	—	7,550,000	—	—	—	—	—
WCHS Holdings 1, LLC(26)	3,200,000	*	—	—	3,200,000	—	—	—	—	—
WCH 2022 Quad, LLC(27)	1,800,000	*	—	—	1,800,000	—	—	—	—	—
Alex Chesterman(28)(29)	181,073,388	23.7%	—	—	177,539,737	—	3,533,651	*	—	—
Stephen Morana(28)(30)	4,942,974	*	—	—	200,835	—	4,742,139	—	—	—
Ned Staple(28)(31)	767,912	*	—	—	640,546	—	127,366	*	—	—
Viking Global Entities(32)	60,000,000	7.3%	—	—	60,000,000	—	—	—	—	—
Farallon Capital Partners, L.P.(33)	3,012,000	*	—	—	3,012,000	—	—	—	—	—
Farallon Capital Institutional Partners, L.P.(33)	3,916,000	*	—	—	3,916,000	—			—	—
Four Crossings Institutional Partners V, L.P.(33)	652,000	*	—	—	652,000	—	—	—	—	—
Farallon Capital Institutional Partners II, L.P.(33)	898,000	*	—	—	898,000	—			—	—

	Class A Shares Beneficially Owned Prior to Offering		Private Warrants Beneficially Owned Prior to Offering		Number of Class A Shares Being Offered	Number of Private Warrants Being Offered	Class A Shares Beneficially Owned After the Offered Class A Shares are Sold		Private Warrants Beneficially Owned After the Offered Warrants are Sold
	Shares	Percent	Shares	Percent			Shares	Percent	Warrants	Percent
Farallon Capital Offshore Investors II, L.P.(33)	9,554,000	1.2%	—	—	9,554,000	—	—	—	—	—
Farallon Capital F5 Master I, L.P.(33)	1,174,000	*	—	—	1,174,000	—			—	—
Farallon Capital (AM) Investors, L.P.(33)	412,000	*	—	—	412,000	—	—	—	—	—
Farallon Capital Institutional Partners III, L.P.(33)	382,000	*	—	—	382,000	—			—	—
Inherent ESG Opportunity Master, LP(34)	6,300,000	*	—	—	6,300,000	—			—	—
Inherent Credit Opportunities Master, LP(35)	1,100,000	*	—	—	1,100,000	—	—	—	—	—
Inherent Private Opportunities 2021, LP(36)	2,600,000	*	—	—	2,600,000	—			—	—
Senator Global Opportunity Master Fund L.P.(37)	6,500,000	*	—	—	6,500,000	—	—	—	—	—
Funds affiliated with Diameter Capital Partners LP(38)	5,000,000	*	—	—	5,000,000	—			—	—

____________

*        Less than one percent.

(1)      Consists of (i) 8,944,343 Class A Shares and (ii) 21,129,818 Class A Shares issuable upon the exercise of private warrants. Daniel Och controls the managing member of the Sponsor. As such, he may be deemed to beneficially own the securities held by the Sponsor. Daniel Och is a director of Cazoo and, prior to the closing of the Transaction, served as Chief Executive Officer and Chairman of Ajax. The business address of the Sponsor is c/o Willoughby Capital Holdings, LLC, 667 Madison Avenue, New York, NY 10065.

(2)      Reflects 250,000 Class A Shares issued in the PIPE Investment. Anne Wojcicki may be deemed to hold voting and dispositive power over the shares held by ABeeC 2.0, LLC. Anne Wojcicki is a director of Cazoo and, prior to the closing of the Transaction, served as a director of Ajax. The business address of ABeeC 2.0 LLC is 171 Main Street, Suite 259, Los Altos, CA, USA 94022.

(3)      Reflects 500,000 Class A Shares issued in the PIPE Investment. Anne Wojcicki may be deemed to hold voting and dispositive power over the shares held by The Anne Wojcicki Foundation. Anne Wojcicki is a director of Cazoo and, prior to the closing of the Transaction, served as a director of Ajax. The business address of The Anne Wojcicki Foundation is 171 Main Street, Suite 259, Los Altos, CA, USA 94022.

(4)      Includes (i) 312,500 Class A Shares issuable upon exercise of Warrants and (ii) 1,500,000 Class A Shares issuable upon the conversion of the Convertible Notes. Traci Lerner has voting and dispositive power over the shares held by Chescaplq LLC. The business address of Chescaplq LLC is 2800 Quarry Lake Drive, Suite 300, Baltimore, MD 21209.

(5)      Reflects (i) 10,000,000 Class A Shares issued in the PIPE Investment and (ii) 6,000,000 Class A Shares issuable upon the conversion of the Convertible Notes. D1 Capital Partners L.P. is a registered investment adviser and serves as the manager of private investment vehicles and accounts, including D1 Capital Partners Master LP, and may be deemed to beneficially own the Class A Shares held by D1 Capital Partners Master LP. Daniel Sundheim indirectly controls D1 Capital Partners L.P. and may be deemed to beneficially own the Class A Shares held by D1 Capital Partners Master LP. David Hobbs is a partner of D1 Capital Partners L.P. David Hobbs is a director of Cazoo and, prior to the closing of the Transaction, served as a director of Cazoo Holdings. The principal business address of the foregoing entities and persons is 9 West 57th Street, New York, NY 10019.

(6)      D1 Capital Partners L.P. is a registered investment adviser and serves as the manager of private investment vehicles and accounts, including D1 Capital Partners Master LP, the sole and managing member of D1 Master Holdco I LLC, and may be deemed to beneficially own the Class A Shares held by D1 Master Holdco I LLC. Daniel Sundheim indirectly controls D1 Capital Partners L.P. and may be deemed to beneficially own the Class A Shares held by D1 Master Holdco I LLC. David Hobbs is a partner of D1 Capital Partners L.P. David Hobbs is a director of Cazoo and, prior to closing of the Transaction, served as a director of Cazoo Holdings. The principal business address of the foregoing entities and persons is 9 West 57th Street, New York, NY 10019.

(7)      These accounts are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer and the President of FMR LLC.

          Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

          Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

(8)      Reflects (i) 3,000,000 Class A Shares issued in the PIPE Investment and (ii) 2,000,000 Class A Shares issuable upon the conversion of the Convertible Notes. Glenn Fuhrman, as the President of Virtru Investment Partners, the managing member of Arleon LLC, a series of Virtru PE LLC, A Delaware Series LLC, has the power to vote or dispose of the securities on behalf of Arleon LLC, a series of Virtru PE LLC, A Delaware Series LLC. Prior to the closing of the Transaction, Glenn Fuhrman was the Co-founder, President and a Director of Ajax. The business address of Arleon LLC, a series of Virtru PE LLC, A Delaware Series LLC, is 640 Park Avenue, New York, NY 10065.

(9)      Reflects 2,000,000 Class A Shares issuable upon the conversion of the Convertible Notes. Glenn Fuhrman and James Rothschild, as the managing members of Tru Arrow Technology General Partner LLC, have the power to vote or dispose of the securities on behalf of Tru Arrow Technology Partners I, LP. Prior to the closing of the Transaction, Glenn Fuhrman was the Co-founder, President and a Director of Ajax. The business address of Tru Arrow Technology Partners I, LP, is 640 Park Avenue, New York, NY 10065.

(10)    Includes 1,000,000 Class A Shares issued in the PIPE Investment. The business address of Kwidnet Holdings LLC is 200 Clarendon Street, Boston, MA 02116.

(11)    Reflects 1,500,000 Class A Shares issued in the PIPE Investment. James McKelvey Jr., as the manager of Arlanda Management, LLC, a member of Saloniki Investments, LLC, has the power to vote or dispose of the securities on behalf of Arlanda Management, LLC. Prior to the closing of the Transaction, James McKelvey Jr. served as a Director of Ajax. The business address of Saloniki Investments, LLC is 3445 Peachtree Rd, Ste 1400, Atlanta, GA 30326.

(12)    Reflects (i) 57,358 Class A Shares held by Luxor Gibraltar, LP — Series I issued in the PIPE Investment; (ii) 10,726 Class A Shares held by Luxor Capital Partners Long Offshore Master Fund, LP issued in the PIPE Investment; (iii) 439,638 Class A Shares held by Luxor Capital Partners Offshore Master Fund, LP issued in the PIPE Investment; (iv) 33,321 Class A Shares held by Luxor Capital Partners, LP issued in the PIPE Investment; and (v) 365,420 Class A Shares held by Luxor Wavefront, LP issued in the PIPE Investment. Christian Leone, in his position as Portfolio Manager at Luxor Capital Group, LP, may be deemed to have voting and investment power with respect to the securities owned by Luxor Gibraltar, LP — Series I, Luxor Capital Partners Long Offshore Master Fund, LP, Luxor Capital Partners Offshore Master Fund, LP, Luxor Capital Partners, LP, and Luxor Wavefront, LP. The business address of each of the above-mentioned funds is 1114 Avenue of the Americas, 28th Fl New York, NY 10036.

(13)    Includes 1,270,800 Class A Shares issued in the PIPE Investment. Carl Anderson is the Chief Investment Officer of the investment manager of Marcho Partners Long Master Fund ICAV, and has voting and dispositive power with respect to the Class A Shares held by Marcho Partners Long Master Fund ICAV. The business address of Marcho Partners Long Master Fund ICAV is Berkeley Square House, Berkeley Sq., London, W1J 6BE.

(14)    Includes 6,229,200 Class A Shares issued in the PIPE Investment. Carl Anderson is the Chief Investment Officer of the investment manager of Marcho Partners Master Fund ICAV and has voting and dispositive power with respect to the Class A Shares held by Marcho Partners Master Fund ICAV. The business address of Marcho Partners Master Fund ICAV is Berkeley Square House, Berkeley Sq., London, W1J 6BE.

(15)    Includes 1,750,000 Class A Shares issued in the PIPE Investment. MIC Capital Partners (Public) Parallel Cayman, LP is a fund constituted in the form of a limited partnership company incorporated under the laws of the Cayman Islands. Its general partner is MIC Capital Partners (Public) GP, LP, a Cayman Islands exempt limited partnership (c/o Maples, PO Box 309, Ugland House, Grand Cayman, Cayman Islands, KY1-1104), whose general partner is MDC Capital Partners (Public) GP, LLC, a Cayman Islands limited liability company (c/o Maples, PO Box 309, Ugland House, Grand Cayman, Cayman Islands, KY1-1104). The Managing Member of MDC Capital Partners (Public) GP, LLC is MIC Capital Partners (Public) Principals GP, LLC.

(16)    Reflects 10,000,000 Class A Shares issuable upon conversion of the Convertible Notes held by MIC Capital Management 38 RSC Ltd (“MIC Capital”). MIC Capital is a restricted scope company incorporated under the laws of Abu Dhabi Global Market. Hani Barhoush, Matt Hurn and Matt Ryan, as the directors of MIC Capital have the power to vote or dispose of the securities held by MIC Capital. The business address of MIC Capital is 2462ResCowork01, 24th Floor, Al Sila Tower, Abu Dhabi Global Market Square, Al Maryah Island, Abu Dhabi, United Arab Emirates.

(17)    Includes 6,000,000 Class A Shares issued in the PIPE Investment. Pelham Capital Ltd, the investment manager of the Pelham Long/Short Master Fund Ltd (the “Pelham Fund”), is the discretionary manager and has voting and investment control over the Class A Shares held by the Pelham Fund. Ross Turner is the Chief Investment Officer of Pelham Capital Ltd and has ultimate voting and investment power over the Class A Shares held by the Pelham Fund. The mailing address of Pelham Long/Short Master Fund Ltd is c/o Pelham Capital Ltd, Smithson Plaza, 25 St. James’s Street, London SW1A 1HA.

(18)    Includes 750,000 Class A Shares issued in the PIPE Investment. Swilux SA is a wholly-owned subsidiary of Compagnie Nationale à Portefeuille SA (“CNP”). CNP is indirectly controlled by Frère-Bourgeois Holding SA. The business address of Swilux SA is Rue de Namur 1, 2211 Luxembourg.

(19)    Reflects 1,500,000 Class A Shares issued in the PIPE Investment. Prior to the closing of the Transaction, M. Steven Ells was a director of Ajax. The business address of M. Steven Ells is BDO, 303 E 17th Ave. Ste 600, Denver CO 80203-1259.

(20)    Reflects 100,000 Class A Shares issued in the PIPE Investment. Daniel S. Och is the underlying owner of the manager of the selling shareholder and may share dispositive and voting power over the shares held by the selling shareholder. Daniel S. Och is a director of Cazoo and, prior to the closing of the Transaction, served as Chief Executive Officer and Chairman of Ajax. The business address of the selling shareholder is c/o Willoughby Capital Holdings, LLC, 667 Madison Avenue, New York, NY 10065.

(21)    Reflects 100,000 Class A Shares issued in the PIPE Investment. Daniel S. Och is the underlying owner of the manager of the selling shareholder and may share dispositive and voting power over the shares held by the selling shareholder. Daniel S. Och is a director of Cazoo and, prior to the closing of the Transaction, served as Chief Executive Officer and Chairman of Ajax. The business address of the selling shareholder is c/o Willoughby Capital Holdings, LLC, 667 Madison Avenue, New York, NY 10065.

(22)    Reflects 100,000 Class A Shares issued in the PIPE Investment. Daniel S. Och is the underlying owner of the manager of the selling shareholder and may share dispositive and voting power over the shares held by the selling shareholder. Daniel S. Och is a director of Cazoo and, prior to the closing of the Transaction, served as Chief Executive Officer and Chairman of Ajax. The business address of the selling shareholder is c/o Willoughby Capital Holdings, LLC, 667 Madison Avenue, New York, NY 10065.

(23)    Reflects 2,600,000 Class A Shares issued in the PIPE Investment and 600,000 Class A Shares issuable upon the conversion of the Convertible Notes. Daniel S. Och is the sole owner of the general partner of the selling shareholder and may share dispositive and voting power over the shares held by the selling shareholder. Daniel S. Och is a director of Cazoo and, prior to the closing of the Transaction, served as Chief Executive Officer and Chairman of Ajax. The business address of the selling shareholder is c/o Willoughby Capital Holdings, LLC, 667 Madison Avenue, New York, NY 10065.

(24)    Reflects 100,000 Class A Shares issued in the PIPE Investment. Daniel S. Och is the underlying owner of the manager of the selling shareholder and may share dispositive and voting power over the shares held by the selling shareholder. Daniel S. Och is a director of Cazoo and, prior to the closing of the Transaction, served as Chief Executive Officer and Chairman of Ajax. The business address of the selling shareholder is c/o Willoughby Capital Holdings, LLC, 667 Madison Avenue, New York, NY 10065.

(25)    Reflects 7,550,000 Class A Shares issued in the PIPE Investment. Daniel S. Och is the manager of the selling shareholder and may share dispositive and voting power over the shares held by the selling shareholder. Daniel S. Och is a director of Cazoo and, prior to the closing of the Transaction, served as Chief Executive Officer and Chairman of Ajax. The business address of the selling shareholder is c/o Willoughby Capital Holdings, LLC, 667 Madison Avenue, New York, NY 10065.

(26)    Reflects 2,600,000 Class A Shares issued in the PIPE Investment and 600,000 Class A Shares issuable upon the conversion of the Convertible Notes. Daniel S. Och is the president of the selling shareholder and may share dispositive and voting power over the shares held by the selling shareholder. Daniel S. Och is a director of Cazoo and, prior to the closing of the Transaction, served as Chief Executive Officer and Chairman of Ajax. The business address of the selling shareholder is c/o Willoughby Capital Holdings, LLC, 667 Madison Avenue, New York, NY 10065.

(27)    Reflects 1,800,000 Class A Shares issuable upon the conversion of the Convertible Notes. Daniel S. Och is the manager of the selling shareholder and may share dispositive and voting power over the shares held by the selling shareholder. Daniel S. Och is a director of Cazoo and, prior to the closing of the Transaction, served as Chief Executive Officer and Chairman of Ajax. The business address of the selling shareholder is c/o Willoughby Capital Holdings, LLC, 667 Madison Avenue, New York, NY 10065.

(28)    The business address of such individual is c/o Cazoo Group Ltd, 41 Chalton Street, London, NW1 1JD, United Kingdom.

(29)    Includes 1,966,670 Class A Shares issuable upon exercise of vested options with an exercise price of £nil and an expiration date 10 years following the date of grant.

(30)    Reflects (i) 200,834 Class A Shares, (ii) 491,668 Class A Shares issuable upon exercise of vested options granted on September 1, 2021 with an exercise price of £nil and an expiration date 10 years following the date of grant, and (iii) options to purchase 4,250,471 Class A Shares, with a weighted-average exercise price of £nil that were granted on September 1, 2021 to replace existing options under legacy option schemes. The options described in (iii) above are scheduled to expire no later than 10 years following the applicable grant date of the corresponding option under the legacy option schemes that such option replaced.

(31)    Reflects(i) 640,546 Class A Shares, (ii) options to purchase 105,773 Class A Shares with a weighted-average exercise price of £nil that were granted on September 1, 2021 to replace existing options under the legacy option schemes, and (iii) options to purchase 21,593 Class A Shares that are vested with an exercise price of £nil and an expiration date 10 years following the date of grant. The options described in (ii) above are scheduled to expire no later than 10 years following the applicable grant date of the corresponding option under the legacy option schemes that such option replaced. With respect to 194,339 of his Class A Shares, Mr. Staple retains voting but not investment power.

(32)    Reflects (i) 58,800,000 Class A Shares issuable upon conversion of the Convertible Notes held by Viking Global Equities Master Ltd. (“VGEM”) and (ii) 1,200,000 shares of Class A Shares issuable upon conversion of the Convertible Notes held by Viking Global Equities II LP (“VGEII” and, together with VGEM, the “Viking Global Entities”). VGEM has the power to dispose of and vote the shares directly owned by it, which power may be exercised by its investment manager, Viking Global Performance LLC (“VGP”), and by Viking Global Investors LP (“VGI”), an affiliate of VGP, which provides managerial services to VGEM. VGEII has the power to dispose of and vote the shares directly owned by it, which power may be exercised by its general partner, VGP, and by VGI, which provides managerial services to VGEII. O. Andreas Halvorsen, David C. Ott and Rose S. Shabet, as Executive Committee members of Viking Global Partners LLC (the general partner of VGI) and VGP, have shared power to direct the voting and disposition of investments beneficially owned by VGI and VGP. The business address of each of the Viking Global Entities is c/o Viking Global Investors LP, 55 Railroad Avenue, Greenwich, Connecticut 06830.

(33)    Reflects (i) 3,012,000 Class A Shares that are issuable upon the conversion of the Convertible Notes held by Farallon Capital Partners, L.P., (ii) 3,916,000 Class A Shares that are issuable upon the conversion of the Convertible Notes held by Farallon Capital Institutional Partners, L.P., (iii) 652,000 Class A Shares that are issuable upon the conversion of the Convertible Notes held by Four Crossings Institutional Partners V, L.P., (iv) 898,000 Class A Shares that are issuable upon the conversion of the Convertible Notes held by Farallon Capital Institutional Partners II, L.P., (v) 9,554,000 Class A Shares that are issuable upon the conversion of the Convertible Notes held by Farallon Capital Offshore Investors II, L.P., (vi) 1,174,000 Class A Shares that are issuable upon the conversion of the Convertible Notes held by Farallon Capital F5 Master I, L.P., (vii) 412,000 Class A Shares that are issuable upon the conversion of the Convertible Notes held by Farallon Capital (AM) Investors, L.P., and (viii) 382,000 Class A Shares that are issuable upon the conversion of the Convertible Notes held by Farallon Capital Institutional Partners III, L.P. Farallon Partners, L.L.C. (“FPLLC”), as the general partner of each of Farallon Capital Partners, L.P., Farallon Capital Institutional Partners, L.P., Farallon Capital Institutional Partners II, L.P., Farallon Capital Offshore Investors II, L.P., Farallon Capital (AM) Investors, L.P. and Farallon Capital Institutional Partners III, L.P., (collectively, the “FPLLC Entities”), may be deemed to beneficially own such shares held by each of the FPLLC Entities. Farallon F5 (GP), L.L.C. (“F5MI GP”), as the general partner of Farallon Capital F5 Master I, L.P. (“F5MI”), may be deemed to beneficially own such shares held by F5MI. Farallon Institutional (GP) V, L.L.C. (“FCIP V GP”), as the general partner of Four Crossings Institutional Partners V, L.P. (“FCIP V”), may be deemed to beneficially own such shares held by FCIP V. Each of Philip D. Dreyfuss, Michael B. Fisch, Richard B. Fried, Varun N. Gehani, Nicolas Giauque, David T. Kim, Michael G. Linn, Rajiv A. Patel, Thomas G. Roberts, Jr., William Seybold, Andrew J. M. Spokes, John R. Warren and Mark C. Wehrly (collectively, the “Farallon Managing Members”), as a (i) managing member or senior managing member, as the case may be, of FPLLC or (ii) manager or senior manager, as the case may be, of F5MI GP and FCIP V GP, in each case with the power to exercise investment discretion, may be deemed to beneficially own such shares held by the FCPLLC Entities, F5MI or FCIP V. Each of FPLLC, F5MI GP, FCIP V GP and the Farallon Managing Members disclaims beneficial ownership of any such shares. The address of each of the entities and individuals referenced in this footnote is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 2100, San Francisco, CA 94111.

(34)    Reflects 6,300,000 Class A Shares issuable upon the conversion of the Convertible Notes. Inherent Group, LP (“IG”) is the investment manager to Inherent ESG Opportunity Master, LP (“IEOM”) and may be deemed to have voting and dispositive power with respect to the shares. Anthony Davis, Danielle Schaefer, and Michael Ellis are officers of IG and Nikhil Mirchandani is portfolio manager to IEOM and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by IEOM. Such persons disclaim beneficial ownership of the shares held by IEOM except to the extent of their pecuniary interest therein, as applicable. The business address of IEOM is 530 Fifth Avenue, Suite 702, New York, NY 10036.

(35)    Reflects 1,100,000 Class A Shares issuable upon the conversion of the Convertible Notes. Inherent Group, LP (“IG”) is the general partner of Inherent Credit Opportunities Master, LP (“ICOM”) and may be deemed to have voting and dispositive power with respect to the shares. Anthony Davis, Danielle Schaefer, and Michael Ellis are officers of IG and Nikhil Mirchandani is portfolio manager to ICOM and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by ICOM. Such persons disclaim beneficial ownership of the shares held by ICOM except to the extent of their pecuniary interest therein, as applicable. The business address of ICOM is 530 Fifth Avenue, Suite 702, New York, NY 10036.

(36)    Reflects 2,600,000 Class A Shares issuable upon the conversion of the Convertible Notes. Inherent Group, LP (“IG”) is the general partner of Inherent Private Opportunities 2021, LP (“IPO21”) and may be deemed to have voting and dispositive power with respect to the shares. Anthony Davis, Danielle Schaefer, and Michael Ellis are officers of IG. and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by IPO21. Such persons disclaim beneficial ownership of the shares held by IPO21 except to the extent of their pecuniary interest therein, as applicable. The business address of IPO21 is 530 Fifth Avenue, Suite 702, New York, NY 10036.

(37)    Reflects 6,500,000 Class A Shares issuable upon the conversion of the Convertible Notes. Senator Investment Group LP (“Senator”), is investment manager of the selling shareholder, Senator Global Opportunity Master Fund LP, and may be deemed to have voting and dispositive power with respect to the shares. The general partner of Senator is Senator Management LLC (the “Senator GP”). Douglas Silverman controls Senator GP, and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by this selling shareholder. Mr. Silverman disclaims beneficial ownership of the shares held by the selling shareholder. The address for this selling shareholder is 510 Madison Avenue, 28th Floor, New York, NY 10022.

(38)    Reflects (i) 3,000,000 Class A Shares issuable upon the conversion of the Convertible Notes held by Diameter Master Fund LP and (ii) 2,000,000 Class A Shares issuable upon the conversion of the Convertible Notes held by Diameter Dislocation Master Fund LP. Diameter Capital Partners LP is the investment manager (the “Investment Manager”) of Diameter Master Fund LP and Diameter Dislocation Master Fund LP and, therefore, has investment and voting power over the Class A Shares issuable upon the conversion of the Convertible Notes held by these entities. Scott Goodwin and Jonathan Lewinsohn, as the sole managing members of the general partner of the Investment Manager, make voting and investment decisions on behalf of the Investment Manager. As a result, the Investment Manager, Mr. Goodwin and Mr. Lewinsohn may be deemed to be the beneficial owners of these Class A Shares. Notwithstanding the foregoing, each of Mr. Goodwin and Mr. Lewinsohn disclaim any such beneficial ownership. The business address of Diameter Capital Partners LP is 55 Hudson Yards, 29th Floor, New York, NY 10001.

Material Relationships with Selling Securityholders

Please see the section entitled “Certain Relationships and Related Person Transactions” in our Annual Report on Form 20-F, filed with the SEC on May 5, 2022.

PLAN OF DISTRIBUTION

We are registering (i) the issuance by us of up to 41,254,566 Class A Shares issuable upon exercise of the Warrants, and (ii) the resale of up to 430,635,750 Class A Shares, including 21,129,818 Class A Shares issuable upon the exercise of Warrants and 147,540,984 Class A Shares issuable upon the conversion of the Convertible Notes, and 21,129,818 Warrants, by the selling securityholders.

We will not receive any of the proceeds from the sale of the securities by the selling securityholders. We will receive proceeds from Warrants exercised in the event that such Warrants are exercised for cash. The aggregate proceeds to the selling securityholders will be the purchase price of the securities less any discounts and commissions borne by the selling securityholders.

The selling securityholders will pay any underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants.

The securities beneficially owned by the selling securityholders covered by this prospectus may be offered and sold from time to time by the selling securityholders. The term “selling securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each selling securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through one or more underwriters, broker-dealers or agents. The selling securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

Subject to the limitations set forth in any applicable registration rights agreement, the selling securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

•        purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•        ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•        block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•        an over-the-counter distribution in accordance with the rules of the NYSE;

•        through trading plans entered into by a selling securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•        to or through underwriters or broker-dealers;

•        in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices,

•        at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•        directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•        through loans or pledges of the securities, including to a broker-dealer or an affiliate thereof;

•        by entering into transactions with third parties who may (or may cause others to) issue securities convertible or exchangeable into, or the return of which is derived in whole or in part from the value of, our securities;

•        in options transactions;

•        through a combination of any of the above methods of sale; or

•        any other method permitted pursuant to applicable law.

In addition, a selling securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus or prospectus supplement. To the extent that such members, partners, or shareholders, or other similar persons, are not affiliates of ours, such members, partners or shareholders, or other similar persons, would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that the selling securityholders will sell all or any of the securities offered by this prospectus. In addition, the selling securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The selling securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

The selling securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a selling securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling securityholder.

With respect to a particular offering of the securities held by the selling securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

•        the specific securities to be offered and sold;

•        the names of the selling securityholders;

•        the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•        settlement of short sales entered into after the date of this prospectus;

•        the names of any participating agents, broker-dealers or underwriters; and

•        any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholders.

In connection with distributions of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the securities short and redeliver the securities to close out such short positions. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may over-allot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover over-allotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The selling securityholders may solicit offers to purchase the securities directly from, and they may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our Class A Shares and Warrants are listed on the NYSE under the symbols “CZOO” and “CZOO WS,” respectively.

The selling securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the selling securityholders pay for solicitation of these contracts.

A selling securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any selling securityholder or borrowed from any selling securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any selling securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any selling securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121, that offering will be conducted in accordance with the relevant provisions of Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the selling securityholders and any broker-dealer or agent regarding the sale of the securities by the selling securityholders. Upon receiving notification by a selling securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, the selling securityholders and any underwriters, broker-dealers or agents who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The underwriters, broker-dealers and agents may engage in transactions with us or the selling securityholders, may have banking, lending or other relationships with us or the selling securityholders or may perform services for us or the selling securityholders, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the selling securityholders and their affiliates. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the selling securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

Exercise of Warrants

A holder of Warrants may exercise its Warrants in accordance with the Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the warrant agent, Equiniti Trust Company, the certificate evidencing such Warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

For additional information regarding the exercise of terms of the Warrants, see the section titled “Description of Securities — Warrants.”

TAXATION

Material U.S. Federal Income Tax Considerations

The following discussion is a general summary based on present law of certain U.S. federal income tax considerations relevant to U.S. Holders (as defined below) of Class A Shares and Warrants. This discussion is not a complete description of all tax considerations that may be relevant to a U.S. Holder of Class A Shares or Warrants; it is not a substitute for tax advice. It applies only to U.S. Holders that will hold Class A Shares or Warrants as capital assets and use the U.S. dollar as their functional currency. In addition, it does not describe all of the U.S. federal income tax considerations that may be relevant to a U.S. Holder in light of a U.S. Holder’s particular circumstances, including U.S. Holders subject to special rules, such as banks or other financial institutions, insurance companies, tax-exempt entities, dealers, traders in securities that elect to mark-to-market, regulated investment companies, real estate investment trusts, partnerships and other pass-through entities (including S-corporations), U.S. expatriates, persons liable for the alternative minimum tax, persons that directly, indirectly or constructively, own 5% or more of the total combined voting power of the Company’s stock or of the total value of the Company’s equity interests, investors that will hold Class A Shares or Warrants in connection with a permanent establishment or fixed base outside the United States, or investors that will hold securities as part of a hedge, straddle, conversion, constructive sale or other integrated financial transaction. This summary also does not address U.S. federal taxes other than the income tax (such as estate or gift taxes) or U.S. state and local, or non-U.S. tax laws or considerations.

As used in this section, “U.S. Holder” means a beneficial owner of Class A Shares or Warrants that is, for U.S. federal income tax purposes: (i) a citizen or individual resident of the United States, (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) a trust subject to the control of one or more U.S. persons and the primary supervision of a U.S. court; or (iv) an estate the income of which is subject to U.S. federal income taxation regardless of its source.

The U.S. federal income tax treatment of a partner in a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that holds Class A Shares or Warrants generally will depend on the status of the partner and the activities of the partnership. Partnerships that hold Class A Shares or Warrants should consult their own tax advisors regarding the specific U.S. federal income tax consequences to their partners of the partnership’s ownership and disposition of Class A Shares or Warrants.

U.S. federal income tax consequences of U.S. Holders of Class A Shares and Warrants

Taxation of dividends and other distributions on our Class A Shares

Subject to the discussion below under “— Passive Foreign Investment Company rules,” the gross amount of any distribution of cash or property (other than certain pro rata distributions of ordinary stock) with respect to Class A Shares will be included in a U.S. Holder’s gross income as ordinary income from foreign sources when actually or constructively received. Dividends will not be eligible for the dividends-received deduction generally available to U.S. corporations. Dividends received from a “qualified foreign corporation” by eligible non-corporate U.S. Holders that satisfy a minimum holding period and certain other requirements generally will be taxed at the preferential rate applicable to qualified dividend income. A non-U.S. corporation is treated as a qualified foreign corporation with respect to dividends it pays on shares that are readily tradable on an established securities market in the United States. U.S. Treasury guidance indicates that shares listed on NYSE will be considered readily tradable on an established securities market in the United States. There can be no assurance, however, that Class A Shares will be considered readily tradable on an established securities market in future years. Non-corporate U.S. Holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation regardless of the Company’s status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to the positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. The Company will not constitute a qualified foreign corporation for purposes of these rules if it is a passive foreign investment company for the taxable year in which it pays a dividend or for the preceding taxable year. See “— Passive Foreign Investment Company rules.”

Dividends paid in a currency other than U.S. dollars will be included in income in a U.S. dollar amount based on the exchange rate in effect on the date of receipt, whether or not the currency is converted into U.S. dollars at that time. A U.S. Holder’s tax basis in the non-U.S. currency will equal the U.S. dollar amount included in income. Any gain or loss realized on a subsequent conversion or other disposition of the non-U.S. currency for a different U.S. dollar amount generally will be U.S. source ordinary income or loss. If dividends paid in a currency other than U.S. dollars are converted into U.S. dollars on the day they are received, the U.S. Holder generally will not be required to recognize foreign currency gain or loss in respect of the dividend income.

Dividends received by certain non-corporate U.S. Holders generally will be includible in “net investment income” for purposes of the Medicare contribution tax.

Taxation of dispositions of Class A Shares and Warrants

Subject to the discussion below under “— Passive Foreign Investment Company rules,” a U.S. Holder generally will recognize capital gain or loss on the sale or other disposition of Class A Shares or Warrants in an amount equal to the difference between the U.S. dollar value of the amount realized and the U.S. Holder’s adjusted tax basis in the disposed Class A Shares or Warrants. Any gain or loss generally will be treated as arising from U.S. sources and will be long-term capital gain or loss if the U.S. Holder’s holding period exceeds one year. Deductions for capital loss are subject to significant limitations.

Capital gains from the sale or other disposition of Class A Shares or Warrants received by certain non-corporate U.S. Holders generally will be includible in “net investment income” for purposes of the Medicare contribution tax.

Passive Foreign Investment Company rules

Based on the composition of the Company’s current gross assets and income and the manner in which the Company expects to operate its business in future years, the Company believes that it should not be classified as a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes for its current taxable year and does not expect to be so classified in the foreseeable future. In general, a non-U.S. corporation will be a PFIC for any taxable year in which, taking into account a pro rata portion of the income and assets of 25% or more owned subsidiaries, either (i) 75% or more of its gross income is passive income, or (ii) 50% or more of the average quarterly value of its assets are assets that produce, or are held for the production of, passive income or which do not produce income. For this purpose, passive income generally includes, among other things and subject to various exceptions, interest, dividends, rents, royalties and gains from the disposition of assets that produce passive income. Whether the Company is a PFIC is a factual determination made annually, and the Company’s status could change depending among other things upon changes in the composition and relative value of its gross receipts and assets. Because the market value of the Company’s assets (including for this purpose goodwill) may be measured in large part by the market price of the Class A Shares, which is likely to fluctuate, no assurance can be given that the Company will not be a PFIC in the current year or in any future taxable year.

If the Company were a PFIC for any taxable year in which a U.S. Holder holds Class A Shares or Warrants, such U.S. Holder would be subject to additional taxes on any excess distributions and any gain realized from the sale or other taxable disposition of Class A Shares or Warrants (including certain pledges) regardless of whether the Company continues to be a PFIC. A U.S. Holder will have an excess distribution to the extent that distributions on Class A Shares during a taxable year exceed 125% of the average amount received during the three preceding taxable years (or, if shorter, the U.S. Holder’s holding period). To compute the tax on excess distributions or any gain, (i) the excess distribution or gain is allocated rateably over the U.S. Holder’s holding period, (ii) the amount allocated to the current taxable year and any year before the Company became a PFIC is taxed as ordinary income in the current year and (iii) the amount allocated to other taxable years is taxed at the highest applicable marginal rate in effect for each year and an interest charge is imposed to recover the deemed benefit from the deferred payment of the tax attributable to each year.

If, as is not expected to be the case, the Company were a PFIC for any taxable year in which a U.S. Holder holds Class A Shares, a U.S. Holder may be able to avoid some of the adverse impacts of the PFIC rules described above by electing to mark Class A Shares to market annually. The election is available only if the Class A Shares are considered “marketable stock,” which generally includes stock that is regularly traded in more than de minimis quantities on a qualifying exchange (which includes NYSE). If a U.S. Holder makes the mark-to-market election, any gain from marking Class A Shares to market or from disposing of them would be ordinary income. Any loss from marking

Class A Shares to market would be recognized only to the extent of unreversed gains previously included in income. Loss from marking Class A Shares to market would be ordinary, but loss on disposing of them would be capital loss except to the extent of mark-to-market gains previously included in income. No assurance can be given that the Class A Shares will be traded in sufficient frequency and quantity to be considered “marketable stock.” A valid mark-to-market election cannot be revoked without the consent of the IRS unless the Class A Shares cease to be marketable stock. Currently, a mark-to-market election may not be made with respect to Warrants to acquire Class A Shares.

As an alternative, if the Company were to be treated as a PFIC, a U.S. Holder may avoid the excess distribution rules described above in respect of Class A Shares (but not Warrants) by electing to treat the Company (for the first taxable year in which the U.S. Holder owns any Class A Shares) and any lower-tier PFIC (for the first taxable year in which the U.S. Holder is treated as owning an equity interest in such lower-tier PFIC) as a “qualified electing fund” (a “QEF”). If a U.S. Holder makes an effective QEF election with respect to the Company (and any lower-tier PFIC), the U.S. Holder will be required to include in gross income each year, whether or not the Company makes distributions, as capital gains, its pro rata share of the Company’s (and such lower-tier PFIC’s) net capital gains and, as ordinary income, its pro rata share of the Company’s (and such lower-tier PFIC’s) net earnings in excess of its net capital gains. U.S. Holders can make a QEF election only if the Company (and each lower-tier PFIC) provides certain information, including the amount of its ordinary earnings and net capital gains determined under U.S. tax principles. A U.S. Holder may not make a QEF election with respect to its Warrants to acquire Class A Shares. The Company has not determined whether it will provide U.S. Holders with this information if it determines that it is a PFIC.

U.S. Holders of Class A Shares and Warrants should consult their own tax advisors concerning the Company’s possible PFIC status and the consequences to them if the Company were classified as a PFIC for any taxable year.

Exercise or Lapse of a Warrant

Except as discussed below with respect to the cashless exercise of a Warrant, a U.S. Holder generally will not recognize taxable gain or loss from the acquisition of Class A Shares upon exercise of a Warrant for cash. A U.S. Holder’s tax basis in the Class A Shares received upon exercise of the Warrant generally will be an amount equal to the U.S. Holder’s basis in the Warrant and the exercise price. A U.S. Holder’s holding period for the Class A Shares received upon exercise of the Warrants will begin on the date following the date of exercise (or possibly the date of exercise) of the Warrants and will not include the period during which the U.S. Holder held the Warrants. If a Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to its tax basis in the Warrant.

The tax consequences of a cashless exercise of a Warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. Holder’s basis in the Class A Share received would equal its basis in the Warrant. If the cashless exercise were treated as not being a gain realization event, a U.S. Holder’s holding period in the Class A Shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the Class A Shares would include the holding period of the Warrant.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered Warrants equal to the number of Class A Shares having a value equal to the exercise price for the total number of Warrants to be exercised. A U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Class A Shares represented by the Warrants deemed surrendered and its tax basis in the Warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the Class A Shares received would equal the sum of the fair market value of the Class A Shares represented by the Warrants deemed surrendered and the U.S. Holder’s tax basis in the Warrants exercised. A U.S. Holder’s holding period for the Class A Share would commence on the date following the date of exercise (or possibly the date of exercise) of the Warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of shares of common stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. Holder would, however, be treated as receiving a constructive distribution from the Company if, for example, the adjustment increases the U.S. Holder’s proportionate interest in the Company’s assets or earnings and profits (e.g., through an increase in the number of Class A Shares that would be obtained upon exercise) as a result of a distribution of cash to the holders of Class A Shares which is taxable to the U.S. Holders of such shares as described under “— Taxation of dividends and other distributions on our Class A Shares” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if a U.S. Holder received a cash distribution from the Company equal to the fair market value of such increased interest.

Information Reporting and Backup Withholding

Dividends on Class A Shares and proceeds from the sale or other disposition of Class A Shares and Warrants may be reported to the IRS unless the holder is a corporation or otherwise establishes a basis for exemption. Backup withholding tax may apply to amounts subject to reporting. Any amount withheld may be credited against the holder’s U.S. federal income tax liability subject to certain rules and limitations. U.S. Holders should consult with their own tax advisers regarding the application of the U.S. information reporting and backup withholding rules.

Certain non-corporate U.S. Holders are required to report information with respect to Class A Shares and Warrants not held through an account with a domestic financial institution to the IRS. U.S. Holders that fail to report required information could become subject to substantial penalties. Prospective investors are encouraged to consult with their own tax advisors about these and any other reporting obligations arising from their investment in Class A Shares or Warrants.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PARTICULAR U.S. HOLDER. EACH U.S. HOLDER OF CLASS A SHARES AND WARRANTS IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF OWNING AND DISPOSING OF CLASS A SHARES AND WARRANTS IN LIGHT OF THE U.S. HOLDER’S OWN CIRCUMSTANCES.

Cayman Islands Tax Considerations in Relation to the Holding of Our Ordinary Shares

The following is a discussion on certain Cayman Islands income tax consequences of an investment in our securities. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under Existing Cayman Islands Laws

Payments of dividends and capital in respect of our securities will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the securities nor will gains derived from the disposal of the securities be subject to Cayman Islands income or corporate tax. The Cayman Islands currently has no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.

No stamp duty is payable in respect of the issue of the warrants. An instrument of transfer in respect of one of our Warrants is stampable if executed in or brought into the Cayman Islands.

No stamp duty is payable in respect of the issue of our Ordinary Shares or on an instrument of transfer in respect of such shares.

We have been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, have applied for and received an undertaking from the Financial Secretary of the Cayman Islands in the following form:

The Tax Concessions Act
(2018 Revision)
Undertaking as to Tax Concessions

In accordance with the provision of Section 6 of The Tax Concessions Act (2018 Revision), the Financial Secretary undertakes with the Company:

1.      That no law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and

2.      In addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

2.1    On or in respect of the shares, debentures or other obligations of the Company; or

2.2    by way of the withholding in whole or part, of any relevant payment as defined in Section 6(3) of the Tax Concessions Act (2018 Revision).

These concessions shall be for a period of 20 years from the date hereof.

LEGAL MATTERS

The validity of the ordinary shares offered by this prospectus and certain legal matters as to Cayman Islands law has been passed upon by Maples and Calder. The validity of the Warrants has been passed upon for us by Freshfields Bruckhaus Deringer US LLP, New York, New York. We have been advised on U.S. securities law matters by Freshfields Bruckhaus Deringer US LLP, New York, New York.

EXPERTS

The consolidated financial statements of Cazoo Group Ltd appearing in Cazoo Group Ltd’s Annual Report (Form 20-F) for the year ended December 31, 2021, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

EXPENSES

The following table sets forth the fees and expenses payable by us in connection with the sale and distribution of the securities being registered hereby.

SEC registration fee(1)		$100,754.84
Legal fees and expenses		*
Accountants’ fees and expenses		*
Transfer agent fees and expenses		*
Miscellaneous costs		*
Total	$	*

____________

(1)      The SEC registration fee has been offset by an unused filing fee paid in connection with Cazoo’s previously-filed Registration Statement on Form F-1 (File No: 333-259778).

*        These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Under agreements to which we are party with the selling securityholders, we have agreed to bear all expenses relating to the registration of the resale of the securities pursuant to this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-3 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the Exchange Act that are applicable to foreign private issuers. Accordingly, we are required to file or furnish reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are available to the public through the SEC’s website at http://www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal and selling shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We maintain a corporate website at www.cazoo.co.uk. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely for informational purposes.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with or furnish to them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below and any documents filed with the SEC in the future under Sections 13(a), 13(c) and 15(d) of the Exchange Act until the offerings made under this prospectus are completed:

•        our Annual Report on Form 20-F for the fiscal year ended December 31, 2021, filed with the SEC on May 5, 2022;

•        the description of the securities contained in our registration statement on Form 8-A filed on August 23, 2021 pursuant to Section 12 of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description;

•        any future filings on Form 20-F made with the SEC under the Exchange Act after date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus;

•        our Reports on Form 6-K, filed with the SEC on June 9, 2022, July 1, 2022, September 8, 2022 and September 29, 2022; and

•        any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus other than exhibits which are not specifically incorporated by reference into those documents. You can request those documents from either of the below:

41 Chalton Street
London, NW1 1JD, United Kingdom
+44 20 3901 3488

We have not authorized any other person to provide you with any information other than the information contained in this prospectus and the documents incorporated by reference herein. We do not take responsibility for, or provide any assurance as to the reliability of, any different or additional information. We are not making an offer to sell any securities in any jurisdiction where the offer or sale is not permitted. You should assume the information appearing in this prospectus and the documents incorporated by reference herein are accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Cazoo Group Ltd

_____________________

PROSPECTUS

_____________________

        , 2022

PART II

Information Not Required in Prospectus

Item 8. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by a Cayman Islands court to be contrary to public policy, such as to provide indemnification against fraud or willful default or the consequences of committing a crime. Cazoo’s amended and restated memorandum and articles of association provides for indemnification of its officers and directors to the fullest extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. Cazoo will maintain insurance on behalf of its directors and executive officers.

Cazoo has entered into indemnification agreement with each of its directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Cazoo pursuant to the foregoing provisions, Cazoo has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 9. Exhibits

The following exhibits are included or incorporated by reference in this registration statement on Form F-3:

Exhibit Index

Exhibit No.	Description
1.1*	Form of Underwriting Agreement
2.1

Business Combination Agreement, dated as of March 29, 2021, by and among Ajax I, Cazoo Holdings Limited and Capri Listco (incorporated by reference to Exhibit 2.1 to the Company’s registration statement on Form F-4/A (File No. 333-256152), filed with the SEC on July 22, 2021).

2.2

First Amendment to Business Combination Agreement, dated as of May 14, 2021, by and among Ajax I, Cazoo Holdings Limited and Capri Listco (incorporated by reference to Exhibit 2.2 to the Company’s registration statement on Form F-4/A (File No. 333-256152), filed with the SEC on July 22, 2021).

4.1

Specimen Class A Ordinary Share Certificate of Cazoo Group Ltd (incorporated by reference to Exhibit 2.1 to the Company’s shell company report on Form 20-F (File No. 001-40754) filed with the SEC on September 1, 2021).

4.2

Specimen Warrant Certificate of Cazoo Group Ltd (incorporated by reference to Exhibit 2.2 to the Company’s shell company report on Form 20-F (File No. 001-40754) filed with the SEC on September 1, 2021).

4.3

Warrant Agreement, dated October 27, 2020, between Continental Stock Transfer & Trust Company and Ajax I (incorporated by reference to Exhibit 4.1 of Ajax I’s Current Report on Form 8-K filed on October 30, 2020).

4.4

Amendment to and Assignment of Warrant Agreement, dated as of August 23, 2021, by and among Ajax I, Capri Listco, Continental Stock Transfer & Trust Company and Equiniti Trust Company (incorporated by reference to Exhibit 2.4 to the Company’s shell company report on Form 20-F (File No. 001-40754) filed with the SEC on September 1, 2021).

5.1**	Opinion of Maples and Calder.
5.2**	Opinion of Freshfields Bruckhaus Deringer US LLP.
23.1**	Consent of Ernst and Young LLP.
23.2**	Consent of Maples and Calder (included in Exhibit 5.1).
23.3**	Consent of Freshfields Bruckhaus Deringer US LLP (included in Exhibit 5.2).
24.1**	Power of Attorney (included on the signature page of the registration statement).
107**	Filing Fees.

____________

*        To be filed, if applicable, by amendment or as an exhibit to a report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and incorporated herein by reference.

**      Filed herewith.

Item 10. Undertakings.

(a)     The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(5)    That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)     Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)    That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)    The undersigned Registrant undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)    The undersigned Registrant hereby undertakes that (1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective, and (2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of London, United Kingdom, on the 3rd day of October, 2022.

Cazoo Group Ltd
By:	/s/ Alex Chesterman
Name: Alex Chesterman
Title: Chief Executive Officer

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Alex Chesterman and Stephen Morana, and each of them singly, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/ Alex Chesterman	Chairman and Chief Executive Officer	October 3, 2022
Alex Chesterman	(Principal Executive Officer)
/s/ Stephen Morana	Chief Financial Officer and Director	October 3, 2022
Stephen Morana	(Principal Financial and Accounting Officer)
/s/ Daniel Och	Director	October 3, 2022
Daniel Och
/s/ Lord Rothermere	Director	October 3, 2022
Lord Rothermere
/s/ Luciana Berger	Director	October 3, 2022
Luciana Berger
/s/ David Hobbs	Director	October 3, 2022
David Hobbs
/s/ Moni Mannings	Director	October 3, 2022
Moni Mannings
/s/ Duncan Tatton-Brown	Director	October 3, 2022
Duncan Tatton-Brown
/s/ Ann Wojcicki	Director	October 3, 2022
Anne Wojcicki

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of Cazoo Group Ltd, has signed this registration statement in the City of Newark, State of Delaware, on October 3, 2022.

PUGLISI & ASSOCIATES
By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director